Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

OP-TECH ENVIRONMENTAL SERVICES, INC.

NRC US HOLDING COMPANY, LLC

and

NRC MERGER SUB, INC.

Dated as of June 19, 2013

ARTICLE I DEFINITIONS AND GENERAL INTERPRETATION 2

Section 1.01 Definitions 2

Section 1.02 Cross Reference Table 9

Section 1.03 General Interpretation 11

Section 1.04 Disclosure Schedule 12

ARTICLE II THE OFFER 12

Section 2.01 The Offer 12

Section 2.02 Company Actions 15

Section 2.03 Company Board and Company Board Committees 16

Section 2.04 Top-Up Option 18

ARTICLE III THE MERGER 20

Section 3.01 Merger 20

Section 3.02 Merger Closing 20

Section 3.03 Effective Time of the Merger 20

Section 3.04 Effects of the Merger 20

Section 3.05 Certificate of Incorporation and Bylaws 21

Section 3.06 Directors and Officers of the Surviving Corporation 21

Section 3.07 Conversion of Merger Sub Capital Stock 21

Section 3.08 Conversion of Shares 21

Section 3.09 Dissenters’ Rights 22

Section 3.10 Exchange of Certificates 23

Section 3.11 Treatment of Stock Options and Company Warrants 25

Section 3.12 Further Action 25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY 26

Section 4.01 Organization and Qualification 26

Section 4.02 Certificate of Incorporation and Bylaws 26

Section 4.03 Company Subsidiary 27

Section 4.04 Capitalization 27

Section 4.05 Authority; Validity and Effect of Agreements 29

Section 4.06 No Conflict; Required Filings and Consents 29

Section 4.07 Compliance with Laws; Permits 30

Section 4.08 SEC Filings; Financial Statements; Internal Controls 31

Section 4.09 Company Indebtedness; Absence of Undisclosed Liabilities 33

Section 4.10 Absence of Certain Changes or Events 34

Section 4.11 Absence of Litigation 34

Section 4.12 Employee Plans 35

Section 4.13 Labor Matters 38

Section 4.14 Intellectual Property. 41

Section 4.15 Taxes 42

Section 4.16 Environmental Matters 44

Section 4.17 Material Contracts 45

Section 4.18 Title to Property and Assets 48

Section 4.19 Real Property 48

Section 4.20 Interested Party Transactions 49

Section 4.21 Customers and Suppliers 49

Section 4.22 Insurance 50

Section 4.23 Service Warranties 50

Section 4.24 Government Contracts 51

Section 4.25 Disclosure Documents 53

Section 4.26 Brokers 53

Section 4.27 Anti-Takeover Laws 53

Section 4.28 Accounts Receivable 54

Section 4.29 Bank Accounts; Powers of Attorney 54

Section 4.30 Full Disclosure 54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 54

Section 5.01 Organization 54

Section 5.02 Ownership of Merger Sub; No Prior Activities 55

Section 5.03 Authority; Validity and Effect of Agreements 55

Section 5.04 No Conflict; Required Filings and Consents 55

Section 5.05 Information Supplied 56

Section 5.06 Absence of Litigation 56

Section 5.07 Ownership of Company Common Stock 56

Section 5.08 Availability of Funds 57

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS 57

Section 6.01 Conduct of Business by the Company 57

Section 6.02 Restrictions on the Conduct of Business by the Company 57

Section 6.03 Preparation of Proxy/Information Statement; Stockholders Meetings 61

Section 6.04 Access to Information; Confidentiality 62

Section 6.05 No Solicitation 63

Section 6.06 Rule 14d-10(d) 66

Section 6.07 Further Action; Efforts 66

Section 6.08 Public Announcements 67

Section 6.09 Anti-Takeover Laws 68

Section 6.10 Securityholder Litigation 68

Section 6.11 Notification of Certain Matters 68

Section 6.12 Company SEC Reports 68

Section 6.13 Financing 69

Section 6.14 Directors’ and Officers’ Indemnification Insurance 69

ARTICLE VII CONDITIONS TO THE MERGER 70

Section 7.01 Conditions to the Obligations of Each Party 70

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER 70

Section 8.01 Termination 70

Section 8.02 Effect of Termination 71

Section 8.03 Termination Fees and Expenses 71

Section 8.04 Amendment 73

Section 8.05 Waiver 73

ARTICLE IX GENERAL PROVISIONS 73

Section 9.01 Non-Survival of Representations and Warranties 73

Section 9.02 Notices 73

Section 9.03 Severability 75

Section 9.04 Entire Agreement; Assignment 75

Section 9.05 Specific Performance 75

Section 9.06 Parties in Interest 75

Section 9.07 Governing Law; Forum 76

Section 9.08 Waiver of Jury Trial 76

Section 9.09 Counterparts 77

Annexes

Annex A – Conditions of the Offer

Exhibits

Exhibit A – Form of Tender and Support Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 19, 2013, by and among OP-TECH Environmental Services, Inc., a Delaware corporation (the “Company”), NRC US Holding Company, LLC, a Delaware limited liability company (“Parent”), and NRC Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the boards of directors (or similar governing body) of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its stockholders; (b) approved and declared advisable this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement; and (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by applicable Law, adopt this Agreement and approve the Merger;

WHEREAS, pursuant to this Agreement, Merger Sub will commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”), at a price per Share of $0.116, net to the seller in cash (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 3.08(a)(ii) and Section 3.09, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price, without interest, on the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a Tender and Support Agreement with Parent and Merger Sub in substantially the form attached hereto as Exhibit A (the “Tender and Support Agreement”) whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Shares held by them in the Offer and support actions necessary to consummate the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01        Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the NDA, (b) expressly permits the Company to comply with the provisions of Section 6.05 and (c) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for, concerning or relating to (in one transaction or a series of related transactions), or that could reasonably be expected to lead to, any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of the Company Subsidiary) or businesses that constitute or generate 15% or more of the revenues, net income or assets of the Company and the Company Subsidiary on a consolidated basis or (ii) beneficial ownership of 15% or more of any class of equity securities of the Company or the Company Subsidiary, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company Subsidiary on a consolidated basis, (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company or the Company Subsidiary that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or the Company Subsidiary, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company Subsidiary on a consolidated basis, (c) any recapitalization, liquidation or dissolution of the Company, or (d) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving the Company Subsidiary, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of the Company and the Company Subsidiary on a consolidated basis, or involving the Company, if, as a result of any such transaction, the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than 85% of the surviving or resulting entity of such transaction immediately after the consummation of such transaction; provided that the term “Acquisition Proposal” shall not include the Transactions.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required by law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Bylaws of the Company as amended (if applicable), and in effect on the date of this Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended (if applicable), and in effect on the date of this Agreement.

“Company Convertible Notes” means the notes previously issued pursuant to the Secured Loan Agreements.

“Company Equity Plans” means any stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or the Company Subsidiary or Affiliate of the Company or to which any such entity is a party.

“Company Indebtedness” means, without duplication, all obligations of the Company or the Company Subsidiary: (a) whether or not contingent, for borrowed money including the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations of the Company or the Company Subsidiary or other interest-bearing indebtedness, whether current or funded, secured or unsecured, (b) evidenced by a note, bond or debenture, (c) for deferred purchase price of any property or services, (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (e) secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (f) under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (g) outstanding and arising under any bankers’ acceptances, drawn letters of credit or similar credit transactions, (h) secured by liens on property acquired by the Company or the Company Subsidiary, whether or not such obligations were assumed by the Company or the Company Subsidiary at the time of acquisition of such property, (i) relating to any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (j) the face value of any issued surety bonds, performance bonds or security deposits, (k) under any factoring, securitization or other similar facility or arrangement, (l) in respect of obligations of any other Person of a type referred to above which are directly or indirectly guaranteed by the Company or the Company Subsidiary, as applicable, or which the Company or the Company Subsidiary, as applicable, has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise provided an assurance against loss and (m) all refinancings of or costs and expenses (including break fees) to terminate and fully discharge any of the foregoing obligations and, in the case of any factoring, securitization or other similar facility or arrangement, reacquiring all rights to all outstanding accounts receivable previously factored; provided, however, that Company Indebtedness shall not include any obligations evidenced by Company Convertible Notes to the extent such Company Convertible Notes have been converted into Shares prior to the Acceptance Time.

“Company Intellectual Property” means all Intellectual Property Rights owned, purported to be owned, used or held for use by or in the possession of the Company or the Company Subsidiary.

“Company Material Adverse Effect” means, with respect to the Company and the Company Subsidiary, any effect, event, occurrence, development, state of facts or change (whether or not foreseeable as of the date of this Agreement) that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, (a) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), prospects, results of operations or financial condition of the Company and the Company Subsidiary, taken as a whole, or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect, event, occurrence, development, state of facts or change arising out of or resulting from (i) a decline in the market price, or a change in the trading volume of, the Shares (provided that this clause (i) shall not preclude any other effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes from being taken into account in determining whether a Company Material Adverse Effect has occurred), (ii) general environmental remediation industry, economic, market or political conditions, (iii) changes in applicable Law, GAAP or other applicable accounting standards following the date hereof, or (iv) any specific action taken by the Company at the express written direction of any of Parent and Merger Sub; provided, however, in the case of clauses (ii) and (iii), except to the extent that the Company or the Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or the Company Subsidiary participates.

“Company Stock Option” means an option to purchase Shares issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Warrants” means all warrants to acquire Equity Interests of the Company.

“Consent” means any consent, approval, authorization, action, Permit, exception, waiver or other Order of, action by, filing, registration, designation or declaration with, or notification to any Governmental Authority or other Person.

“Contract” means any contract, agreement, purchase order, commitment, lease, license, instrument or guaranty to which the Company or the Company Subsidiary is a party, whether written or oral.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Employees” means persons currently or previously employed by the Company or the Company Subsidiary or who are primarily engaged in the operations of the Company or the Company Subsidiary.

“Employee Change-of-Control Agreement” means any employee-related agreement containing one or more provisions that become effective or otherwise provide to the employee one or more rights or entitlements in connection with a change-of-control of the Company.

“Environmental Law” means any Law, settlement agreement or Governmental Authority requirement which relates to or otherwise imposes Liability or standards of conduct relating to the protection of natural resources, the environment and public and employee health and safety (including the Occupational Safety and Health Act of 1970, as amended), including any Law, settlement agreement or governmental requirement governing the use, storage, handling, disposal, cleanup, generation, treatment, transportation, pollution or the Release of pollution or the Release or exposure to Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or impose liability with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) or any other law of similar effect or remediation of Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, membership, participation or similar interest in any Person, and any option, warrant, right or security (including debt securities) or other agreement of any character that entitles another Person to acquire, directly or indirectly, upon exercise, conversion, exchange or otherwise, any of the foregoing.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or the Company Subsidiary under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FNB Letter Agreement” means the letter agreement, dated June 18, 2013, by and between the Company and First Niagara Bank, N.A.

“Fully Diluted Shares” means, at any particular time, all outstanding Shares, together with all such Shares which the Company would be required to issue or deliver assuming the conversion, exercise or exchange in full of all then-outstanding options, warrants, rights or securities that are directly or indirectly convertible into or exercisable or exchangeable for, such Shares, whether or not then convertible, exercisable or exchangeable.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Government Contract” means any Contract of the Company or the Company Subsidiary with a Governmental Authority, including any blanket purchasing agreement or task order issued pursuant to such a Contract; the term “Government Contract” also includes any subcontract (at any tier) of the Company or the Company Subsidiary with another Person that holds either a prime contract with such a Governmental Authority, a subcontract (at any tier) under such a prime contract, or any teaming agreement with any Person in connection with any Government Contract or the potential award of a Government Contract.

“Government Bid” means any offer, proposal or quote for goods or services, solicited or unsolicited, made by the Company or the Company Subsidiary prior to the date of this Agreement, if accepted, would result in a Government Contract under a proposed prime contract or a proposed subcontract (at any tier) under a proposed prime contract.

“Hazardous Materials” means any substance, pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted, addressed by or under or defined or designated as hazardous, dangerous or toxic under any applicable Environmental Law, including gasoline, diesel fuel, or other petroleum and petroleum products and by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation and natural gas, synthetic gas and any mixtures thereof.

“Intellectual Property Rights” shall mean rights in the following: (a) all trademarks, business identifiers, trade dress, design rights, service marks, trade names, domain names, brand names and other similar designations of source or origin; (b) all copyrights and all other rights associated therewith and the underlying works of authorship; (c) all issued and pending patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, all invention disclosures and all proprietary rights associated therewith; (d) all inventions, mask works, trade secrets and all other confidential or proprietary information, ideas, know how, processes, formulae, models, methodologies, discoveries, improvements, designs, computer source codes, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information) and shop and royalty rights; (e) all rights in other similar intangible assets; and (f) all applications and registrations for any of the foregoing.

“Knowledge” when used in reference to the Company means the actual knowledge, of those individuals listed in Section 1.01(a) of the Disclosure Schedule, as well as such additional knowledge as could reasonably be expected to be acquired by each such individual following reasonable inquiry by such individual of those employees or agents of the Company who might reasonably be expected to have knowledge of the relevant matter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means the real property leased by the Company or the Company Subsidiary as tenant, together with, to the extent so leased by the Company or the Company Subsidiary, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or the Company Subsidiary relating to the foregoing.

“Liens” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Liabilities” means any direct or indirect Company Indebtedness, liability or obligation, known or unknown, asserted or unasserted, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, contingent or otherwise, and whether due or to become due, including in respect of any Taxes.

“Most Recent Balance Sheet” means the consolidated, unaudited balance sheet of the Company and the Company Subsidiary as of April 30, 2013.

“Order” means any decree, decision, injunction, judgment, order, consent, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction.

“Parent Material Adverse Effect” means any effect, event, occurrence, development, state of facts or change that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating any of the Transactions.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet due and payable and (c)  Liens set forth in Section 1.01(b) of the Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Release” means any release, spill, effluent, emission, escaping, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of substances into the indoor or outdoor environment, or into or out of any property owned, operated, leased or otherwise occupied by any Person, including the movement of substances through the air, soil, surface water or groundwater.

“Remedial Action” means all actions, including, any capital expenditures or expenditures, required by a Governmental Authority or required under or taken pursuant to any Environmental Law to (a) clean up, remove, treat or in any other way ameliorate or address any Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release or (d) bring the applicable Person into compliance with any Environmental Law.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“Secured Loan Agreements” means the Secured Loan Agreements as set forth in Section 1.01(c) of the Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“SLIS Agreement” means the Amended and Restated Agreement, entered into as of May 30, 2013, by and between the Company and St. Lawrence Industrial Services, Inc.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least 50% of the Equity Interests of such corporation, limited liability company, partnership, joint venture or other organization are controlled by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, 100% of the Equity Interests of the Company, or all or substantially all of the consolidated assets of the Company and the Company Subsidiary, (b) is otherwise on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof and costs that the Company would incur if it accepted such Acquisition Proposal, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, bulk sales, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $150,000.

“Transaction Expenses” means the fees, costs and expenses incurred by or on behalf of the Company or the Company Subsidiary or for which any of them are liable and which are payable by or on behalf of the Company or the Company Subsidiary to the Persons and in the amounts listed on Section 1.01(d) of the Disclosure Schedule, which fees, costs and expenses include all unpaid fees, costs and expenses of investment bankers, legal counsel, auditors, experts, consultants and others providing services to the Company or the Company Subsidiary in connection with, in respect of, or as a result of the consummation of the transactions contemplated by this Agreement and other documents and agreements contemplated hereby, and all bonuses, “success” fees, change of control payments, insurance premiums for “tail” officers’ and directors’ liability insurance and any other payment obligations payable as a result of the consummation of the transactions contemplated by this Agreement. Transaction Expenses shall not exceed, in each case, the respective amount thereof indicated in Section 1.01(d) of the Disclosure Schedule.

Section 1.02        Cross Reference Table. The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
14f-1 Statement	Section 4.06(b)
Acceptance Time	Section 2.03(a)
Acquisition Financing	Section 6.13(a)
Adverse Recommendation Change	Section 6.05(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.05(d)
Anti-Takeover Law	Section 4.27
Bankruptcy and Equity Exception	Section 4.05
Board Actions	Section 2.02(a)
Book-Entry Shares	Section 3.10(b)
Capitalization Date	Section 4.04(a)
Certificate	Section 3.10(b)
Certificate of Merger	Section 3.03
Closing	Section 3.02
Closing Date	Section 3.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.02(a)
Company Common Stock	Recitals
Company Disclosure Documents	Section 4.25(a)
Company Financial Advisor	Section 4.26
Company Financial Statements	Section 4.08(b)
Company SEC Reports	Section 4.08(a)
Company Securities	Section 6.02(b)
Company Stockholder Approval	Section 4.05
Company Stockholders Meeting	Section 6.03(a)
Company Subsidiary	Section 4.03(a)
Compensation Arrangements	Section 4.12(h)
Compensation Committee	Section 4.12(h)
Constituent Corporations	Section 3.01
Continuing Directors	Section 2.03(a)
DGCL	Recitals
Director Appointment Date	Section 2.03(a)
Dissenting Shares	Section 3.09
Effective Time	Section 3.03
ERISA	Section 4.12(a)
Exchange Agent	Section 3.10(a)
Exchange Fund	Section 3.10(a)
Expiration Date	Section 2.01(c)
IRS	Section 4.12(b)
IT Assets	Section 4.14(d)
Major Business Partners	Section 4.21
Material Contracts	Section 4.17(a)
Merger	Recitals
Merger Consideration	Section 3.08(a)(i)
Merger Sub	Preamble
Minimum Tender Condition	Annex A
Most Recent Financial Statements	Section 4.08(c)
Multiemployer Plan	Section 4.12(a)
NDA	Section 6.04(b)
Notice Period	Section 6.05(d)
Offer	Recitals
Offer Price	Recitals
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(j)
OSHA	Section 4.13(a)(vi)
OTCPK	Section 4.04(c)
Outside Date	Section 8.01(b)
Parent	Preamble
Parent Insider	Section 2.03(a)
Permits	Section 4.07(d)
Plans	Section 4.12(a)
Plan of Merger	Section 2.02(a)
Proxy/Information Statement	Section 4.06(b)
Reimbursable Expenses	Section 8.03(b)(i)
Rules	Section 4.07
Schedule 14D-9	Section 2.02(c)
Schedule TO	Section 2.01(j)
SEC	Section 4.08(a)
Share or Shares	Recitals
Standard Ts&Cs	Section 4.17(c)
Subsequent Offering Period	Section 2.01(e)
Surviving Corporation	Section 3.01
Tangible Property	Section 4.18
Tender and Support Agreement	Recitals
Termination Date	Section 8.01
Top-Up Notice	Section 2.04(c)
Top-Up Option	Section 2.04(a)
Top-Up Option Shares	Section 2.04(a)
Transactions	Section 2.02(a)

Section 1.03        General Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                when a reference is made in this Agreement to an Article, Section, Annex or Schedule, such reference is to an Article, Section or Annex of, or a Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e)                references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f)                all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)               references to a Person are also to its successors and permitted assigns;

(h)               the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)                 references to monetary amounts are to the lawful currency of the United States;

(j)                 words importing the singular include the plural and vice versa and words importing gender include all genders; and

(k)               the phrase “ordinary course of business” means the ordinary and usual course of normal day-to-day operations of the Company and the Company Subsidiary through the date of this Agreement consistent with past customs and practice (including quantity and frequency).

Section 1.04        Disclosure Schedule. It is understood and agreed that (a) disclosure of any fact or item in any Section of the Disclosure Schedule shall be deemed to be disclosed with respect to the correspondingly numbered Section or subsection of this Agreement only, except to the extent it is reasonably and readily apparent from a reading of the disclosure that such disclosure is also applicable to another Section or subsection of this Agreement, (b) nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount or any higher or lower amount, or the items so included or other items, are or are not material.

ARTICLE II
THE OFFER

Section 2.01        The Offer.

(a)                Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and provided further that the Company is prepared (in accordance with Section 2.02(c)) to file the Schedule 14D-9 on the same date as Merger Sub commences the Offer, as promptly as practicable after the date hereof (and in any event no later than 7 Business Days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer to purchase any and all of the outstanding Shares at the Offer Price. The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the conditions set forth in Annex A and no other conditions (the “Offer Conditions”). The Company agrees that no Shares held by the Company Subsidiary will be tendered pursuant to the Offer.

(b)               Merger Sub, or Parent on behalf of Merger Sub, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by this Agreement or previously approved by the Company in writing, Merger Sub, and Parent on behalf of Merger Sub, shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that materially adversely affects the holders of Shares, (vi) increase the Minimum Tender Condition, or (vii) extend or otherwise change the Expiration Date other than as required or permitted by this Agreement or as required by applicable Law.

(c)                Subject to the terms and conditions of this Agreement, unless the Offer is extended in accordance with this Agreement, the Offer shall expire at 5:00 p.m., New York City time, on the Business Day next following the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Date”).

(d)               Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.01, Merger Sub may, without the consent of the Company, extend the Offer for one or more periods of time of up to 20 Business Days per extension (the length of any such extension to be determined by Merger Sub (or Parent on its behalf) in its sole discretion) if at any then-scheduled Expiration Date (i) the Minimum Tender Condition shall not have been satisfied (and, to the extent permitted, shall not have been waived by Parent) or (ii) any of the other Offer Conditions shall not have been satisfied (and, to the extent permitted, shall not have been waived by Parent); provided that Merger Sub shall not extend the Offer pursuant to this Section 2.01(d) beyond the Outside Date without the consent of the Company unless the failure of the Offer Conditions to be satisfied was due to a breach of this Agreement by the Company. The Offer Price may be increased, and the Offer may be extended to the extent required by Law in connection with such increase in the Offer Price, in each case without the consent of the Company.

(e)                Following expiration of the Offer, Merger Sub (or Parent on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. The Offer Documents shall provide for the possibility of a “subsequent offering period”.

(f)                Subject to the foregoing, and upon the terms of the Offer and subject to the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for (A) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date and (B) each Share validly tendered in any Subsequent Offering Period promptly after such Share is so tendered. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms of the Offer and Offer Conditions, Merger Sub expressly reserves the right to delay payment for Shares to the extent necessary to comply with any applicable state securities Laws. Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to meet its obligations under this Agreement, including to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to this Agreement and the terms of the Offer. At the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, repay all outstanding Company Indebtedness. At the Effective Time, Merger Sub shall, and Parent shall cause Merger Sub to, pay all outstanding Transaction Expenses.

(g)               Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law. To the extent that amounts are so withheld by Merger Sub, such amounts shall be (i) paid over to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Merger Sub.

(h)               The Offer Price shall be adjusted to the extent appropriate to reflect the effect of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like, the issuance of Shares (other than Top-Up Option Shares) in connection with the conversion, exercise or exchange of any Equity Interest (other than a Company Stock Option outstanding as of the date of this Agreement), or any other change in the corporate or capital structure of the Company, in each case occurring or having a record date on or after the date of this Agreement and prior to the Acceptance Time; provided, however, that nothing in this Section 2.01(h) shall be construed as permitting the Company to take any such action or to enter into any transaction otherwise prohibited by this Agreement.

(i)                 Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, unless this Agreement is terminated pursuant to Section 8.01. If this Agreement is terminated pursuant to Section 8.01, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer without accepting any Shares previously tendered. If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(j)                 As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including any exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase reflecting the terms and conditions of this Agreement, and a form of the letter of transmittal and summary advertisement and other ancillary documents and instruments, if any, in respect of the Offer (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments or supplements thereto, and including exhibits thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested by the Company or its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel may receive after the date hereof from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments. The Company and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 2.02        Company Actions.

(a)                The Company hereby approves of and consents to the Offer, the Merger, the grant of the Top-Up Option, the purchase and sale of Shares upon the exercise of the Top-Up Option and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and represents that at a meeting duly called and held prior to the execution of this Agreement (the “Plan of Merger”), the Company Board duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions and (iii) recommending that the Company’s stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement and approve the Merger (such recommendations, the “Company Board Recommendation”, and such actions by the Company Board described in clauses (i) through (iii), collectively, the “Board Actions”). The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation and the other Board Actions. The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer.

(b)               The Company shall promptly after the date hereof and from time to time thereafter as requested by Parent or its agents, furnish Parent with an updated list (and, if available, computer files) of its stockholders, non-objecting beneficial owners, mailing labels, the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists (and, if available, computer files) of stockholders, non-objecting beneficial holders, mailing labels and securities positions) and such assistance as Parent or its agents may reasonably request in connection with the Offer. In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause any third parties to, cooperate with Parent and its agents to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan or other Plan, and to permit such holders of Shares to tender Shares in the Offer.

(c)                Concurrently with the filing of the Schedule TO with the SEC on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares with the Offer Documents a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto and including any exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.05(d), the Company Board Recommendation and shall include a description of the other Board Actions. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it is or shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested by Parent, Merger Sub or their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with copies of any written comments and shall inform them of any oral comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

Section 2.03        Company Board and Company Board Committees.

(a)                Composition of the Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of Shares pursuant to the Offer (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.03(a)), and from time to time thereafter up to the Effective Time, subject to payment for such Shares, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.03(a)) and (ii) a fraction, the numerator of which is the number of Shares held by Parent and Merger Sub (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and promptly filling vacancies created thereby or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Director Appointment Date”). From time to time after the Acceptance Time, subject to payment for such Shares, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board to the fullest extent permitted by all applicable Laws and (ii) each board of directors (or similar body) of the Company Subsidiary and (iii) each committee (or similar body) of each such board. Solely for the purposes of this Section 2.03, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointment by Parent shall be referred to as “Continuing Directors”. After Parent’s designees are elected or appointed to, and constitute the percentage of the Company Board set pursuant to this Section 2.03(a), and prior to the Effective Time, the Company Board shall be comprised of at least two Continuing Directors. Except with respect to such two Continuing Directors, the Company has obtained irrevocable resignations of each director on the Company Board, which resignations are each contingent solely upon the occurrence of the Acceptance Time, payment (which, for purposes of this Agreement, shall be satisfied by receipt by the depositary for the Offer of funds from Parent or Merger Sub) for all of the Shares tendered and not withdrawn pursuant to the Offer and the Company’s acceptance of such resignation. The Company has made available to Parent complete and correct copies of such resignations on or prior to the date hereof. Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 2.03(a). If the number of directors who are Continuing Directors is reduced below two prior to the Effective Time, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Company Board shall designate and appoint to the Company Board two directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b)               Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.03(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.03 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.03, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.03. Parent shall, reasonably promptly after the date hereof, provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.03 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of Shares.

(c)                Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.03(a), the prior approval of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one Continuing Director then in office) shall be required in order to, prior to the Effective Time, (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) exercise or waive any of the Company’s rights under this Agreement, or (iv) amend or otherwise modify in any material respect the Company Certificate or Company Bylaws, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Merger Sub), and such approval by a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one Continuing Director then in office) constitute the authorization of the full Company Board with respect to the action so approved, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, such action.

Section 2.04        Top-Up Option.

(a)                The Company hereby grants to Merger Sub an option that is irrevocable during the term of this Agreement (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Section 2.04, to purchase the number of Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent, Merger Sub and any wholly-owned Subsidiary of Parent immediately prior to the exercise of the Top-Up Option, shall constitute up to one Share more than 90% of the Fully Diluted Shares but not less than one Share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub in whole or in part; provided that in no event shall the Top-Up Option be exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the Company’s then authorized and unissued Shares (giving effect to Shares reserved for issuance under the Company Equity Plans, as if such Shares were outstanding).

(b)               The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and prior to the Effective Time; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) no provision of any applicable Law, and no Order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, and (ii) upon exercise of the Top-Up Option and delivery of the Top-Up Option Shares, the aggregate number of Shares owned by Parent, Merger Sub and any wholly-owned Subsidiary of Parent shall constitute not less than one Share more than 90% of the number of Shares then outstanding immediately after the issuance of the Top-Up Option Shares, provided, further, that the Top-Up Option shall terminate concurrently with any termination of this Agreement.

(c)                The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof (the “Top-Up Notice”) specifying a place and time for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (A) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (B) the Offer Price) shall be paid to the Company, at Merger Sub’s election, either (1) in cash, by wire transfer of immediately available funds to an account designated by the Company, (2) by delivering to the Company (I) the cash value obtained by multiplying the par value of the Shares by the number of Top-Up Option Shares and (II) Merger Sub’s unsecured, non-negotiable, non-transferable promissory note in the principal amount of the purchase price, less the cash to be paid pursuant to subclause (I) above, which promissory note shall bear interest at the applicable short term federal rate per annum for U.S. income tax purposes (as periodically set by the IRS), shall mature on the first anniversary of the date thereof, and may be prepaid in whole or in part without premium or penalty, or (3) by a combination thereof and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased. The parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company and, in any event, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 6.03(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d)               Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

(e)                In the event of (i) any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like, (ii) the issuance of Shares (other than Top-Up Option Shares) in connection with the conversion, exercise or exchange of any Equity Interest (other than a Company Convertible Note, a Company Warrant or Company Stock Option, in each case outstanding as of the date of this Agreement), or (iii) any other change in the corporate or capital structure of the Company, in each case occurring or having a record date on or after the date of this Agreement and prior to the Acceptance Time and that would have the effect of diluting Merger Sub’s rights under this Section 2.04, the number of and the purchase price for Top-Up Option Shares will be adjusted appropriately so as to restore to Merger Sub its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement; provided, however, that nothing in this Section 2.04(e) shall be construed as permitting the Company to take any such action or to enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III
THE MERGER

Section 3.01        Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 3.02        Merger Closing. Subject to the provisions of ARTICLE VII and unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 as soon as practicable (but in no event later than the third Business Day) after all of the conditions set forth in ARTICLE VII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and place agreed to by the parties (the date upon which the Closing occurs, the “Closing Date”).

Section 3.03        Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL (if any). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 3.04        Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 3.05        Certificate of Incorporation and Bylaws.

(a)                At the Effective Time, in accordance with Section 251(c)(4) of the DGCL, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub (except that all references therein to Merger Sub shall be automatically amended and shall become references to Surviving Corporation), such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(b)               From and after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to Surviving Corporation), until thereafter amended in accordance with applicable Law.

Section 3.06        Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their death, disability, resignation or removal or their respective successors are elected or appointed and qualified in accordance with applicable Law, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their death, disability, resignation or removal or until their respective successors have been elected or appointed and qualified in accordance with applicable Law, as the case may be. If requested by Parent prior to the Effective Time, the Company shall use reasonable efforts to cause the directors and officers of the Company Subsidiary to tender their resignations from such offices, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

Section 3.07        Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation.

Section 3.08        Conversion of Shares.

(a)                At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(i)                 Each Share issued and outstanding immediately prior to the Effective Time (other than (A) any Shares to be canceled pursuant to Section 3.08(a)(ii) and (B) any Dissenting Shares) shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”) in accordance with Section 3.10. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 3.10, without interest and subject to any withholding of Taxes required by applicable Law.

(ii)               Each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

(b)               The Merger Consideration shall be adjusted to the extent appropriate to reflect the effect of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like, the issuance of Shares (other than Top-Up Option Shares) in connection with the conversion, exercise or exchange of any Equity Interest (other than a Company Stock Option outstanding as of the date of this Agreement), or any other change in the corporate or capital structure of the Company, in each case occurring or having a record date on or after the date of this Agreement and prior to the Effective Time; provided, however, that nothing in this Section 3.08(b) shall be construed as permitting the Company to take any such action or to enter into any transaction otherwise prohibited by this Agreement

Section 3.09        Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his, her or its demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the Effective Time), such holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such Shares shall be deemed not to be Dissenting Shares. If any demand for fair value is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of any promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it had not been paid to or received by the Company and the Top Up Option Shares shall be treated as if they were not issued or outstanding. The Company shall give prompt notice to Parent of any demand for appraisal of any Shares, any withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle, or compromise any such demands, or agree to do or commit to do any of the foregoing.

Section 3.10        Exchange of Certificates.

(a)                Exchange Agent. Prior to the Effective Time, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 3.10. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 3.08 (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.

(b)               Exchange Procedures. Promptly after the Effective Time (and in any event no later than 5 Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.08, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent), and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share previously represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 3.10(f), and the Certificate or Book-Entry Shares so surrendered shall then be canceled. In the event payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 3.10, and except as otherwise provided in Section 3.09, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this ARTICLE III. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this ARTICLE III.

(c)                No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this ARTICLE III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE III, except as otherwise provided by Law.

(d)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time may, at the sole discretion of Parent, be delivered to Parent, upon demand, in which case any holders of Certificates or Book-Entry Shares who have not theretofore complied with this ARTICLE III and who are otherwise entitled to receive the Merger Consideration shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Shares immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(e)                Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(f)                Withholding Rights. Parent, Merger Sub, the Exchange Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether pursuant to Section 2.01(g), Section 3.08(a)(i), Section 3.09 or Section 3.11, or otherwise such amounts as Parent, Merger Sub, the Exchange Agent or the Company is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Exchange Agent or the Company, such amount shall be (i) paid over to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Shares or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Exchange Agent or the Company.

Section 3.11        Treatment of Stock Options and Company Warrants.

(a)                With respect to each Company Stock Option that is outstanding immediately prior to the Effective Time, such Company Stock Option, if unvested, shall become vested as of immediately prior to the Effective Time. If the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price per Share of any such Company Stock Option is less than the Merger Consideration, such Company Stock Option shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 3.11(a), an amount in cash (without interest, and net of any Taxes withheld pursuant to Section 3.10(f)) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share payable under such Company Stock Option multiplied by (ii) the number of Shares subject to such Company Stock Option. If the exercise price per Share of any such Company Warrant is equal to or greater than the Merger Consideration, such Company Warrant shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect. If the exercise price per Share of any such Company Warrant is less than the Merger Consideration, such Company Warrant shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 3.11(a), an amount in cash (without interest, and net of any Taxes withheld pursuant to Section 3.10(f)) equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share payable under such Company Warrant multiplied by (ii) the number of Shares subject to such Company Warrant. Following the Effective Time, no Company Stock Option or Company Warrant that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Stock Option or Company Warrant shall only be entitled to receive the consideration, if any, set forth in this Section 3.11(a) in exchange for such Company Stock Option or Company Warrant in accordance with this Section 3.11(a). The consideration, if any, payable under this Section 3.11(a) to each former holder of a Company Stock Option or Company Warrant that was outstanding immediately prior to the Effective Time shall be paid by the Company to such former holder as soon as practicable following the Effective Time.

(b)               The Company shall take such actions (including the adoption of any necessary resolutions and obtaining any necessary consents) as necessary to facilitate the actions contemplated under this Section 3.11.

Section 3.12        Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01        Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted and as currently proposed by its management to be conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions specified in Section 4.01 of the Disclosure Schedule, which includes each jurisdiction in which the nature and operations of its business or the properties owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified licensed or in good standing would not reasonably be expected to materially and adversely affect the business and operations of the Company or the Company Subsidiary.

Section 4.02        Certificate of Incorporation and Bylaws.

(a)                The Company has delivered to Parent copies of the Company Certificate and Company Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Certificate and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions.

(b)               The Company has provided or made available to Parent and Merger Sub correct and complete copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of stockholders of the Company and meetings of or action by the Company Board and each committee thereof. Such minutes and written consents provided or made available to Parent and Merger Sub contain true, complete and correct records, in all material respects, of all meetings and other material corporate actions held or taken through the date of this Agreement by the stockholders of the Company, the Company Board and committees thereof. Neither the Company nor the Company Subsidiary has any of their books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of the Company or the Company Subsidiary and at the Effective Time, all such books and records will be in the possession of the Company or the Company Subsidiary.

Section 4.03        Company Subsidiary.

(a)                Op-Tech AVIX, Inc. is a New York corporation and wholly-owned Subsidiary of the Company (the “Company Subsidiary”). Other than the Company Subsidiary, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, or other Equity Interest of any Person. The Company Subsidiary is a corporation that is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of the State of New York. The Company Subsidiary has no assets, properties, operations, Liabilities, contracts or business. The Company has delivered copies of the certificate of incorporation and by-laws of the Company Subsidiary and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement. The Company Subsidiary is not in violation of its certificate of incorporation or by-laws.

(b)               The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding Equity Interests of the Company Subsidiary. All of such Equity Interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of rights of first refusal and preemptive rights and were issued in compliance with all applicable rights of first refusal, preemptive rights and applicable Law. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any Equity Interests of the Company Subsidiary. There are no agreements requiring the Company or the Company Subsidiary to make contributions to the capital of, or lend or advance funds to, the Company Subsidiary or any other Person.

(c)                The Company Subsidiary has no (i) minimum cash capitalization or other cash reserve requirement set by Law, Contract or its constituent documents or (ii) revenues, cash or other financial instruments that may not be readily repatriated, including by dividend, distribution or other means, without penalty or any assessed Tax at any time to the United States of America.

Section 4.04        Capitalization.

(a)                The authorized capital stock of the Company consists of 120,000,000 Shares. As of the close of business on June 19, 2013 (the “Capitalization Date”), 11,940,373 Shares were issued and outstanding and no Shares were held in the treasury of the Company. As of the Capitalization Date, 200,335 Shares were subject to outstanding Company Stock Options, no Shares were reserved for future awards under the applicable Company Equity Plans, 46,540,237 Shares were reserved for issuance pursuant to the Company Convertible Notes and 480,000 Shares were subject to Company Warrants outstanding. All of the outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued free of preemptive rights and in compliance with applicable Law. All Shares subject to issuance upon (i) exercise of Company Stock Options, (ii) conversion of Company Convertible Notes, and (iii) exercise of Company Warrants, will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)               Other than as set forth in Section 4.04(a) and for any changes since the close of business on the Capitalization Date resulting from the (i) conversion of Company Convertible Notes, (ii) exercise of Company Warrants, and (iii) exercise of Company Stock Options, in each case outstanding on such date or actions taken after such date in compliance with this Agreement, there are no outstanding (x) shares of capital stock of, or other voting securities or ownership interests in, the Company, (y) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any Equity Interests in the Company or (z) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c)                Section 4.04(c) of the Disclosure Schedule sets forth a listing of (i) all Company Equity Plans, (ii) all Company Stock Options outstanding as of the close of business on the Capitalization Date, (iii) the date of grant and name of holder of each such Company Stock Option and, with respect to each such award, (A) the Company Equity Plan under which each such award was granted, (B) the vesting schedule thereof, (C) the portion of such award vested and unvested as of the close of business on the Capitalization Date, (D) the exercise price, and (E) whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. There have been no re-pricings of any Company Stock Options through amendments, cancellations and reissuance or other means during the current or prior two calendar years. None of the Company Stock Options was granted with an exercise price below the closing price of Company Common Shares on OTC Pink (“OTCPK”) on the date of the grant. All grants of Company Stock Options were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating,” “forward dating” or similar practices.

(d)               There are no outstanding contractual obligations of the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any other equity securities of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(e)                There are no voting trusts or other Contracts to which the Company or the Company Subsidiary is a party with respect to the voting of any Equity Interest in the Company or the Company Subsidiary.

(f)                There is no outstanding Company Indebtedness that has the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Equity Interests in the Company or the Company Subsidiary may vote.

Section 4.05        Authority; Validity and Effect of Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the Company Stockholder Approval to the extent required by applicable Law, to perform its obligations hereunder and thereunder and to consummate the Transactions. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board. No other corporate proceedings on the part of the Company or the Company Subsidiary are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger (to the extent required by the DGCL), for the affirmative vote of holders of a majority of the issued and outstanding Shares for the approval of the Merger and the adoption of the Plan of Merger (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

Section 4.06        No Conflict; Required Filings and Consents.

(a)                The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, and the compliance by the Company with its obligations hereunder and thereunder will not, (i) result in a violation or breach of or conflict with the Company Certificate or Company Bylaws, (ii) subject to obtaining or making consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default or event of default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of or require notice to or the Consent of any Person under any Material Contract to which the Company or the Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or the Company Subsidiary.

(b)               No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i)  the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement or information statement, as applicable, in definitive form relating to the Company Stockholders Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the “Proxy/Information Statement”) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “14f-1 Statement”) in connection with the Offer which may be included in Schedule 14D-9 and (D) such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, or (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL.

Section 4.07        Compliance with Laws; Permits.

(a)                The Company and the Company Subsidiary are currently, and except as set forth in Section 4.07(a) of the Disclosure Schedule, since January 1, 2007 have been, in compliance in all material respects with all Laws and Permit requirements of any Governmental Authority (the “Rules”) applicable to them, any of their properties or other assets or any of their businesses or operations. No investigation or review by any Governmental Authority with respect to the Company or the Company Subsidiary is pending or, to the Knowledge of the Company, threatened. Neither the Company nor the Company Subsidiary has received any written communication from any Governmental Authority alleging that the Company or the Company Subsidiary is not in compliance in any material respect with any Rules. Neither the Company nor the Company Subsidiary is currently liable for the payment of any material claims, damages, fines, penalties or other amounts, however designated, for failure to comply with any Rules and no expenditures are or, to the Knowledge of the Company, will be required to remain in compliance with such Rules. There is not any present or proposed material requirement of any applicable Law that is due to be imposed on the Company or the Company Subsidiary that is reasonably likely to increase the cost of complying with such Rules or that would render illegal or restrict the operations of the Companies or the Company Subsidiary.

(b)               There are no circumstances that would warrant any Governmental Authority suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility or any other damage or penalty assessment or recoupment of payment. Neither the U.S. Government nor any prime contractor, subcontractor or vendor is asserting any claim or initiating any dispute proceeding against the Company or the Company Subsidiary relating to any Contract with a Governmental Authority or any bid therefor, nor is the Company or the Company Subsidiary asserting any claim or initiating any dispute proceeding directing or indirectly against any such party concerning any Contract with a Governmental Authority or any bid therefor.

(c)                Neither the Company nor the Company Subsidiary, nor any of their respective directors, managers, officers, employees or agents, has: (i)(A) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction or (B) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, (1) which violates any applicable Law, including the Foreign Corrupt Practices Act of 1977, as amended, or might subject the Company or the Company Subsidiary to any damages or penalties in any civil, criminal or governmental litigation or proceeding, or (2) the non-continuation of which has had or may reasonably be likely to have a material effect on the business of the Company; (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose; (iii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

(d)               The Company and the Company Subsidiary hold all material licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and the Company Subsidiary to own, lease or operate their properties and assets and to carry on their businesses as currently conducted (collectively, “Permits”) and each of the Permits is in full force and effect. Section 4.07(d) of the Disclosure Schedule sets forth a true, correct and complete list of all Permits. No event has occurred or other fact exists with respect to the Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits. Since five years prior to Closing, neither the Company nor the Company Subsidiary has received written or oral notice, to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. Each of the Company and the Company Subsidiary are, and since five years prior to Closing have been, in compliance with the terms of its Permits. Neither the Company nor the Company Subsidiary has received any written communication since five years prior to Closing from any Governmental Authority or from any employee, licensee, licensor, vendor or supplier of the Company or the Company Subsidiary that alleges that the Company or the Company Subsidiary is not in compliance with, or is subject to any Liability under, any Permit, or relating to the revocation or modification of any Permit. Except as set forth in Section 4.07(d) of the Disclosure Schedule, the consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit. No Consent, notice or other notification is required under any Permit as result of the Transactions and the effectiveness of the Permit will not be affected by the consummation of the Transactions.

Section 4.08        SEC Filings; Financial Statements; Internal Controls.

(a)                Except as set forth on Section 4.08 of the Disclosure Schedule, the Company has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) during the period since January 1, 2007 (the “Company SEC Reports”). Except as set forth on Section 4.08 of the Disclosure Schedule, the Company SEC Reports filed on or prior to the date hereof (i) complied with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date hereof. None of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation. The Company Subsidiary is not required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)               Each of the consolidated financial statements contained in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied as of their respective dates, and as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) presents accurately and fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiary as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)                The Company has made available to Parent true and complete copies of the Most Recent Balance Sheet and the related unaudited consolidated statements of income, retained earnings and stockholders’ equity for the four month-period ended April 30, 2013 (collectively, the “Most Recent Financial Statements”). The Most Recent Financial Statements (i) are in accordance with the books and records of the Company and the Company Subsidiary in all material respects, (ii) were prepared in accordance with GAAP applied on a consistent basis with the Company’s past practices throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) present accurately and fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiary as at the respective dates thereof and for the respective periods indicated therein; provided, however, that the Most Recent Financial Statements are subject to normal and recurring year-end adjustments (none of which are anticipated to be material) and lack footnotes and other presentation items.

(d)               Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)                Neither the Company nor the Company Subsidiary, nor any director or officer of the Company or the Company Subsidiary has received any complaint, allegation, assertion or claim, that the Company or the Company Subsidiary has engaged in improper, illegal or fraudulent accounting or auditing practices, and no attorney representing the Company or the Company Subsidiary, whether or not employed by the Company or the Company Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or the Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f)                The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books of account and other records of the Company and the Company Subsidiary, all of which have been made available to Parent and Merger Sub, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act.

(g)               The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the principal executive officer and the principal financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(h)               Except as set forth on Section 4.08(h) of the Disclosure Schedule, the Company is in compliance with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

(i)                 Section 4.08(i) of the Disclosure Schedule lists with respect to cash, cash equivalents and short-term and long-term investments balances as of the date of the Most Recent Balance Sheet and as of the Business Day prior to the date of this Agreement (i) the countries in which such items are maintained and the amount of such items held in such countries, (ii) the investment type, maturity date, currency and obligor of each instrument and/or investment that comprised such items and (iii) all restrictions on use of such items.

Section 4.09        Company Indebtedness and Transaction Expenses; Absence of Undisclosed Liabilities.

(a)                Section 4.09(a) of the Disclosure Schedule sets forth all Company Indebtedness outstanding as of the date of this Agreement. Section 1.01(d) of the Disclosure Schedule identifies each Person to whom Transaction Expenses are owed and the amount of such Transaction Expenses payable to such Person.

(b)               Except as set forth in Section 4.09(b) of the Disclosure Schedule, neither the Company nor the Company Subsidiary has any Liabilities other than (i) Liabilities fully and adequately reflected on or reserved against in the Most Recent Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which is material either individually or in the aggregate) or (iii) contractual obligations under Material Contracts or any other Contract entered into in the ordinary course of business consistent with past practice (but not Liabilities for any breach of or default under any such Contract. Except to the extent specifically reflected or reserved against in the Most Balance Sheet or as set forth on Section 4.09(b) of the Disclosure Schedule, neither the Company nor the Company Subsidiary is directly or indirectly liable, by guarantee or otherwise, upon or with respect to, or obligated to guarantee or assume, any Liability of any Person.

(c)                Neither the Company nor the Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or the Company Subsidiary in the Company Financial Statements or any Company SEC Reports.

Section 4.10        Absence of Certain Changes or Events. Since December 31, 2012, (a) the Company and the Company Subsidiary have conducted their business in the ordinary course of business, (b) there has not been an event, occurrence, condition, change, development, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) except as set forth in Section 4.10(c) of the Disclosure Schedule, neither the Company nor the Company Subsidiary has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02 and (d) except as set forth on Section 4.10(d) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor the Company Subsidiary has incurred or paid or is obligated to pay any costs or expenses in connection with the negotiation, preparation and execution of this Agreement and the other agreements and documents contemplated hereby, the performance of their obligations hereunder and thereunder, and the consummation of the Transactions, including the fees and disbursements of the independent accountants, legal counsel and investment bankers of the Company or the Company Subsidiary, brokers, and finders or other advisors to the Company or the Company Subsidiary or any of their Affiliates in connection with the Transactions, and Section 4.10(d) of the Disclosure Schedule sets forth the good faith, reasonable estimates of the Company and the Company Subsidiary of any such expenses to be incurred by the Company or the Company Subsidiary or for which the Company or the Company Subsidiary is responsible from the date hereof until the Effective Time.

Section 4.11        Absence of Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, as of the date hereof, there is (a) no Action pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary or any of its or their respective properties or assets, (b) no settlement or similar agreements that impose any ongoing obligation or restriction on the Company or the Company Subsidiary, (c) no Action pending or threatened by the Company against any third party, (d) no Governmental Authority has notified the Company or the Company Subsidiary of an intention to conduct an investigation, (e) no investigation by any Governmental Authority with respect to the Company or the Company Subsidiary has been threatened and (f) neither the Company nor the Company Subsidiary is subject to any Order of any Governmental Authorities. There are no internal investigations or internal inquiries that have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues or that could reasonably be expected to lead to a voluntary disclosure or enforcement Action.

Section 4.12        Employee Plans.

(a)                Section 4.12(a) of the Disclosure Schedule sets forth a complete list of all Plans. “Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all other bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, pension, profit sharing, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other employee benefit plans, contracts, programs, funds, policies, arrangements or agreements and (iii) all other employment, retention, sale bonus, individual consulting, collective bargaining, termination, severance or other similar arrangement or agreements, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by the Company or with respect to which any ERISA Affiliate has any obligation (contingent or otherwise) for the benefit of any current or former employee, officer, director or individual consultant of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Plans. Neither the Company nor any ERISA Affiliate currently has, and at no time in the past has had, any obligations with respect to (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not subject to ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (a “Multiemployer Plan”), (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or subject to Sections 4063 or 4064 of ERISA or (v) a plan providing for post-retirement life insurance or post-retirement health benefits coverage. The Company or the Company Subsidiary has reserved all rights necessary to amend or terminate each of the Plans without the consent of any other person

(b)               The Company has provided to Parent correct and complete copies of each of the following documents with respect to each Plan, to the extent applicable: (i) plan documents (including all amendments thereto) for each Plan or, in the case of an unwritten Plan, a written description thereof; (ii) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”), including attached schedules, for the last three years; (iii) the most recent actuarial reports; (iv) the most recent IRS or other governmental determination or registration letter; (v) the most recent summary plan description (or other written description of such Plan provided to employees) and all material modifications thereto; (vi) any related trust agreement, insurance contract or other documents relating to the funding or payment of benefits under any Plan; and (vii) any other documents, forms or other instruments relating to any Plan reasonably requested by Parent. Neither the Company nor the Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or the Company Subsidiary other than the Plans, or to make any amendments to any of the Plans.

(c)                Each Plan has been maintained, operated and administered in accordance with its terms and any related documents or agreements and in compliance with all applicable Laws, including ERISA and the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and no fact or event has occurred since the date of any such determination that could adversely affect the qualified status of any such Plan or the exempt status of any such trust. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company or the Company Subsidiary. No Plan provides benefits to any individual who is not a current or former employee of the Company or the Company Subsidiary, or the dependents or other beneficiaries of any such current or former employee. No Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). There are no pending or threatened investigations, proceedings, complaints or other claims or litigation against or relating to any Plan or asserting any rights to or claims for benefits under any Plan, the assets or any of the trusts under such Plan or the plan administrator, or against any fiduciary of any Plan with respect to the operation of the Plan (except routine claims for benefits payable under the Plans) nor is there any basis for one. All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Plan prior to the Acceptance Time will have been paid or made on or before the Acceptance Time. There has been no act, omission or condition with respect to any Plan that would be reasonably likely to subject the Company or the Company Subsidiary to any fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law.

(d)               No event has occurred and no condition exists that would subject the Company or the Company Subsidiary, by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(e)                Except as set forth in Section 4.12(e) of the Disclosure Schedule, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company or the Company Subsidiary to any current or former officer, employee, director or consultant (or dependents of such Persons), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company or the Company Subsidiary, or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code.

(f)                No Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. With respect to each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Plan have at all times since January 1, 2009 been in compliance with Section 409A of the Code and applicable guidance thereunder and (ii) such Plan has, at all times while subject to Section 409A of the Code, been operated in compliance (or, with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and applicable guidance thereunder. With respect to each Plan that is intended not to be subject to Section 409A of the Code, the Company and the Company Subsidiary have taken all actions necessary to cause such Plan to be excluded from the application of Section 409A of the Code and no action has occurred that would cause such Plan to be subject to Section 409A of the Code.

(g)               No Plan could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code. All contributions, transfers and payments in respect of any Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(h)               On or prior to the date hereof, the Compensation Committee of the Company Board (the “Compensation Committee”) has approved each Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or the Company Subsidiary (collectively, the “Compensation Arrangements”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d) under the Exchange Act. All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (i) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such offer, director or employee and (ii) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee.

(i)                 With respect to each group health plan benefiting any current or former employee of the Company or any ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each ERISA Affiliate has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(j)                 With respect to any insurance policy providing funding for benefits under any Plan, (i) there is no liability of the Company or the Company Subsidiary in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date of this Agreement, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

(k)               To the extent that the Company or the Company Subsidiary utilizes leased employees or employees of contractors retained through any third-party employment service or agency, the Company and the Company Subsidiary represent that:

(i)                 Any such third-party employment service or agency is not and never has been an ERISA Affiliate of the Company or the Company Subsidiary;

(ii)               If and to the extent that such third-party employment service is or has been a contributing employer to any Plan that is a Multiemployer Plan, the third-party employment service has made all contributions to such Multiemployer Plan required to be made under any collective bargaining agreement or other arrangement and is not delinquent with respect to any such contribution;

(iii)             Substantially all the employees with respect to whom any third-party employment service has or had an obligation to contribute to any Multiemployer Plan perform work or have performed work in the Building and Construction Industry (within the meaning of Section 4203(b)(1) of ERISA) and any Multiemployer Plan to which any third-party employment service has or had an obligation to contribute is a plan that either primarily covers employees in the Building and Construction Industry or has been amended to provide that Section 4203(b) of ERISA shall apply to employers described in Section 4203(b)(1)(A) of ERISA; and

(iv)             Neither the Company nor the Company Subsidiary is obligated to indemnify any third-party employment service against, or to reimburse any third-party employment service for, any claim for withdrawal liability that may be asserted against such third-party employment service by any Multiemployer Plan in accordance with Section 4219 of ERISA.

Section 4.13        Labor Matters.

(a)                Except set forth on Section 4.13(a) of the Disclosure Schedule, neither the Company nor the Company Subsidiary has:

(i)                 employed any Employee who is not legally eligible for employment under applicable immigration Laws, violated any applicable Laws pertaining to immigration and work authorization, or received notice from any Governmental Authority of any investigation by any Governmental Authority regarding noncompliance with applicable immigration laws, including but not limited to U.S. Social Security Administration “No-Match” letters;

(ii)               been delinquent in payments to any Employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Employees;

(iii)             violated any Laws respecting employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any Employees, including any such Laws relating to wages and hours, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for disabled persons, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under applicable Law), equal employment opportunities and affirmative action, employee privacy, fair employment practices, and the collection and payment of all taxes and other withholdings;

(iv)             been liable for the payment of any claims, damages, fines, penalties, or other amounts to any current or former Employees, however designated, for failure to comply with any employment Laws, or is party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Authority requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter;

(v)               had any formal or informal actions, proceedings, controversies, grievances, charges, proceedings or investigations against it pending or threatened to be brought or filed by or with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to alleged violation of any employment Laws;

(vi)             violated any Laws regulating occupational safety and health including, but not limited to, the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., or applicable regulations promulgated by any Governmental Authority (including without limitation the Occupational Health and Safety Administration (“OSHA”) or comparable state agencies);

(vii)           had any citations or other proceedings under applicable occupational safety and health Laws or regulations pending against it, and it has not been cited by any Governmental Authority (including OSHA or any comparable state agency) for violations of applicable occupational health and safety Laws any time in the last five (5) years;

(viii)         failed to maintain (A) all records and reports pertaining to occupational health and safety required by any occupational safety and health Laws or any Governmental Authority (including OSHA), including without limitation OSHA-300 injury logs or (B) workers’ compensation coverage for all Employees in accordance with applicable Laws;

(ix)             implemented any plant closing, mass layoff or redundancy of Employees that could require notice and/or consultation (without regard to any actions that could be taken by the Buyer following the Closing) under applicable Laws (including without limitation the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., or any similar state Laws);

(x)               been a party to, or bound by, any collective bargaining agreement, effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement within the definition of Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, with any labor organization representing any Employees;

(xi)             been involved in negotiations with any labor organization regarding terms for a collective bargaining agreement covering any Employees, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement;

(xii)           experienced any strike, work slowdown or other work stoppage, picketing, handbilling, bannering or other concerted activity due to any organizing activities or labor dispute pending or threatened against the Company or the Company Subsidiary;

(xiii)         recognized any labor organization as the representative of any Employees, received any demand for recognition from any labor organization, or been party to any petition for recognition or representation rights with any Governmental Authority with respect to any Employees; or

(xiv)         committed any violation of any labor Laws of any jurisdiction where the Company or the Company Subsidiary employs Employees, including without limitation any violations of Section 8 of the National Labor Relations Act as amended, 29 U.S.C. § 158.

(b)               To the extent that the Company or the Company Subsidiary utilizes leased employees or employees of contractors retained through any third-party employment service or agency, the Company and the Company Subsidiary represent that, except as set forth in Section 4.13(b) of the Disclosure Schedule, to the Knowledge of the Company, any such third-party employment service or agency is in compliance with all representations and warranties set forth in Section 4.13(a)(i)-(xiv).

(c)                Section 4.13(c) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all the Employees and their title, date of hire, active or inactive status, current annual base salary or hourly wage compensation and incentive or bonus compensation as of the date hereof.

(d)               Section 4.13(d) of the Disclosure Schedule sets forth the number of independent contractors employed by the Company and the Company Subsidiary as of the Business Day immediately preceding the date of this Agreement by facility location where employed and their compensation arrangements.

(e)                The Company and the Company Subsidiary have reasonably classified for all purposes all employees, leased employees, consultants and independent contractors, and have withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Persons.

(f)                The Company and the Company Subsidiary have properly accrued on their books and records all unpaid but accrued wages, salaries, vacation and other paid time-off.

Section 4.14        Intellectual Property.

(a)                Section 4.14(a) of the Disclosure Schedule sets forth an accurate and complete list of all the Company Intellectual Property. To conduct the business of the Company and the Company Subsidiary in all material respects as presently conducted, neither the Company nor the Company Subsidiary requires any Intellectual Property Rights that the Company and the Company Subsidiary do not already own or have a license to use.

(b)               The Company has no knowledge of any infringement, misappropriation or other violation by others of Company Intellectual Property Rights. The conduct of the businesses of the Company and the Company Subsidiary as currently conducted does not, and as previously conducted did not, infringe on, misappropriate or otherwise violate any Intellectual Property Rights of others. There is no claim of infringement, misappropriation or other violation of any Intellectual Property Rights of others pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary.

(c)                The Company and the Company Subsidiary have complied with all applicable Laws and rules, policies, and procedures of the Company relating to privacy, data protection and the collection and use of personal information collected, used or held for use by the Company or the Company Subsidiary. There is no claim pending before or by any Governmental Authority or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary alleging a violation of any Person’s privacy or personal information or data rights.

(d)               The Company and the Company Subsidiary have sufficient rights to use all computer software, middleware and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of their respective businesses as presently conducted (the “IT Assets”), all of which rights shall survive unchanged the consummation of the Transactions. The IT Assets operate and perform substantially in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiary in connection with the operation of their respective businesses. The IT Assets have not malfunctioned or failed in any material respect and do not contain any bugs, faults or other devices or effects that may significantly adversely affect the functionality of the IT Assets, except as disclosed in their documentation. No Person has gained unauthorized access to any IT Assets. The Company and the Company Subsidiary have implemented reasonable backup, security and disaster recover technology, plans, procedures and facilities consistent with industry practices.

(e)                The Company and the Company Subsidiary have established and maintain and, since their inception have maintained, at least industry standard safeguards against the destruction, loss, or alteration of customer data or information in the possession or control of the Company or the Company Subsidiary that comply with any applicable contractual and legal requirements. The Company and the Company Subsidiary have implemented and maintain and, since their inception have maintained, at least industry standard systems, security measures and procedures to guard against the unauthorized access, alteration, or destruction of customer data or information (including any personally identifiable information). The Company and the Company Subsidiary have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.15        Taxes.

(a)                All income and other Tax Returns required to be filed by or with respect to the Company or the Company Subsidiary have been timely and duly filed, and all such Tax Returns are correct and complete in all material respects. The Company and the Company Subsidiary have timely paid all Taxes that are due and payable by them (whether or not shown on a Tax Return). The Company and the Company Subsidiary are not currently beneficiaries of any extension of time within which to file any Tax Return.

(b)               Except as set forth in Section 4.15(b) of the Disclosure Schedule, the unpaid Taxes, if any, of the Company and the Company Subsidiary (i) did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax Liabilities set forth on such Most Recent Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiary in filing their Tax Returns.

(c)                As of the date hereof, there is no written agreement or other document extending or waiving, or having the effect of extending or waiving, the period of assessment or collection of any income or other Taxes with respect to the Company and the Company Subsidiary, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that remains in force.

(d)               Except as set forth in Section 4.15(d) of the Disclosure Schedule, as of the date hereof no audits or other administrative proceedings or court proceedings are presently pending with respect to any Taxes of the Company or the Company Subsidiary. No deficiency for any Tax has been asserted or assessed by a Governmental Authority against the Company or the Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and for which adequate reserves have not been made in the Most Recent Balance Sheet in accordance with GAAP. No claim has been made by any Governmental Authority in a jurisdiction where the Company and the Company Subsidiary do not file Tax Returns that the Company or the Company Subsidiary are or may be subject to taxation by that jurisdiction. Section 4.15(d) of the Disclosure Schedule indicates those Tax Returns for taxable periods ended on or after December 31, 2008 that have been audited and those Tax Returns that currently are the subject of audit. The Company and the Company Subsidiary have delivered to Parent correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and the Company Subsidiary for taxable periods ended on or after December 31, 2008 that have been requested by Parent in writing.

(e)                All Taxes required to be withheld by the Company and the Company Subsidiary, including in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other Person, have been duly and timely withheld, and such withheld Taxes have been duly and timely paid to the appropriate Governmental Authority.

(f)                There are no Tax liens upon the assets of the Company and the Company Subsidiary except liens for Taxes not yet due or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been made in the Most Recent Balance Sheet in accordance with GAAP.

(g)               Neither the Company nor the Company Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary group for federal, state, local or foreign purposes (other than a group the common parent of which is the Company or the Company Subsidiary). Each of the Company and the Company Subsidiary has been properly treated as a corporation for U.S. federal income tax purposes, whether by default or by election, at all times since its formation.

(h)               Neither the Company nor the Company Subsidiary has participated in any transaction that is a “listed transaction” within the meaning of Code section 6707A and Treasury Regulation section 1.6011-4, or under any similar provision of state, local or foreign Law.

(i)                 Except as set forth in Section 4.15(i) of the Disclosure Schedule, neither the Company nor the Company Subsidiary (i) has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date in accordance with Code section 481 or any comparable or similar provision of state, local or foreign Law as a result of transactions or events occurring prior to the Closing Date, (ii) has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Code section 355(a)(1)) with respect to a transaction described in or intended to be governed by Code section 355 within the two-year period ending as of the date of this Agreement, or (iii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (A) installment sale or other open transaction disposition made on or prior to the Closing Date; (B) prepaid amount received on or prior to the Closing Date; (C) a closing agreement described in Code section 7121 or any comparable or similar provision of state, local or foreign Law executed on or prior to the Closing Date; (D) any change in method of accounting made prior to the Closing with respect to a taxable period or portion thereof ending on or before the Closing Date; or (E) indebtedness discharged in connection with any election under Code section 108(i).

(j)                 Neither the Company nor the Company Subsidiary are party to any Tax allocation or sharing agreement and have no liability for the Taxes of any Person (other than the Company and the Company Subsidiary), including as a transferee or successor or pursuant to any contractual obligation.

(k)               Except as set forth in Section 4.15(k) of the Disclosure Schedule, disregarding the consummation of the Offer and the Merger, the net operating loss carryover (within the meaning of Section 172 or Section 810 of the Code, as applicable) for the Company is not currently subject to any limitations on its use for any taxable period beginning on or after January 1, 2013 under Section 382, 383 or 384 of the Code, or any provision of any Treasury Regulation promulgated under such Code provisions.

Section 4.16        Environmental Matters.

(a)                Except as disclosed in Section 4.16(a) of the Disclosure Schedule, each of the Company and the Company Subsidiary has been in the past and currently is in compliance in all material respects with all Environmental Laws. During the current or past ownership, lease or use of any real property by the Company or the Company Subsidiary, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) would constitute or result in a violation by the Company or the Company Subsidiary of, or a failure on its part to comply in any material respect with, any Environmental Law, (ii) would give rise to a material Liability of the Company or the Company Subsidiary under any Environmental Laws, or (iii) would give rise to any obligation on the part of the Company or the Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of a material nature.

(b)               Except as set forth in Section 4.16(b) of the Disclosure Schedule, the Company and the Company Subsidiary possess and are in compliance with, and has at all times been in compliance with, all Permits relating to the Environmental Laws necessary to conduct the business of such Company or Company Subsidiary.

(c)                Except as set forth in Section 4.16(c) of the Disclosure Schedule, (i) the operations of the Company and the Company Subsidiary have not resulted in any Release of Hazardous Materials, (ii) during the current or past ownership or lease of any real property by the Company or the Company Subsidiary, there has not been any Release of Hazardous Materials to such real property, and (iii) no Hazardous Materials are present at any real property currently or formerly owned, leased or occupied by the Company or the Company Subsidiary, in each case, at levels that could result in the Company or the Company Subsidiary being responsible for the investigation or remediation of such Hazardous Materials.

(d)               Except as set forth in Section 4.16(d) of the Disclosure Schedule, the Company and the Company Subsidiary has not manufactured, generated, used, transported, stored, treated or disposed of or arranged for the disposal of Hazardous Materials in a manner that would reasonably be expected to give rise to a material Liability under any Environmental Law or in violation of any Environmental Laws.

(e)                Except as set forth in Section 4.16(e) of the Disclosure Schedule, the Company and the Company Subsidiary do not own or operate, and have not owned or operated, any underground storage tanks and no underground tanks are located in, at, on or under property now owned, leased or operated by the Company or the Company Subsidiary, and no underground storage tanks have been located in, at, on or under property formerly owned, leased or operated by the Company or the Company Subsidiary.

(f)                Except as set forth in Section 4.16(f) of the Disclosure Schedule, (i) neither the Company nor the Company Subsidiary currently or formerly owned, leased or operated properties or operations that are the subject of any Action, settlement, or Contract relating to Environmental Laws or Hazardous Materials, (ii) neither the Company nor the Company Subsidiary has received written notice of any investigation that has been commenced or a written request for information concerning Hazardous Materials or the compliance with Environmental Laws by the Company or the Company Subsidiary, (iii) no action, suit or litigation is pending or, to the Knowledge of the Company, threatened and there are no other Actions pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary alleging any violation or Liability under Environmental Laws and (iv) no written notice has been received by the Company or the Company Subsidiary alleging any violation of or Liability under any Environmental Laws, or requiring or seeking to impose upon the Company or the Company Subsidiary, any property currently or formerly owned, leased or operated by the Company or the Company Subsidiary, or any operation of the Company or the Company Subsidiary, any investigatory or remedial action or obligation under any Environmental Law.

(g)               Except as set forth in Section 4.16(g) of the Disclosure Schedule, there have been no Releases of Hazardous Materials on, into or from any other real property, including at project sites, caused by the Company or the Company Subsidiary in an amount or manner that requires any reporting, investigation or remediation pursuant to any Environmental Laws or which could reasonably be expected to result in a material Liability under any Environmental Law.

Section 4.17        Material Contracts.

(a)                Section 4.17(a) of the Disclosure Schedule contains a true and complete list of all the Material Contracts in effect as of the date of this Agreement. The term “Material Contracts” means all of the following types of Contracts (whether written or oral) to which the Company or the Company Subsidiary is a party:

(i)                 Contracts or arrangements with current officers, directors, other employees, consultants, advisors, or sales representatives of the Company or the Company Subsidiary (including former officers, directors, other employees, consultants, advisors, or sales representatives to the extent there remain as of the date hereof obligations to be performed by the Companies or the Company Subsidiary), in each case providing for more than $100,000 of total compensation per year;

(ii)               severance, bonus (including sale bonus), deferred compensation, pension, success, change of control, retention, profit sharing, option, equity incentive or retirement plans, Contracts or other similar Plans or arrangements;

(iii)             collective bargaining Contract with any labor union currently representing Employees;

(iv)             Contracts relating to Company Indebtedness or any other mortgages, indentures, security agreements, notes, loans or credit agreements or guarantees of the indebtedness of a third party or Contracts to do so;

(v)               hedging Contracts;

(vi)             joint venture, limited partnership, teaming agreements or profit or loss sharing Contracts and Contracts to make an equity investment in any Person;

(vii)           Contracts and other instruments and arrangements for the purchase by the Company or the Company Subsidiary of materials, supplies, products or services, and contracts, agreements and other instruments or arrangements for the sale or provision by the Company or the Company Subsidiary of materials, supplies, products or services, in each case, under which the amount that would reasonably be expected to be paid or received by the Company or the Company Subsidiary exceeds $100,000 per annum;

(viii)         Contracts and other instruments and arrangements for the purchase by the Company or the Company Subsidiary of materials, supplies, products or services under which such supplier is a sole source supplier;

(ix)             leases (or group of related leases with the same Person or for the same materials, products, services or supplies) under which the Company or the Company Subsidiary is lessor or lessee and which requires the Company or the Company Subsidiary to make annual payments in excess of $100,000;

(x)               Contracts or series of related Contracts, including any option agreement, relating to the acquisition or disposition by the Company or the Company Subsidiary of any business, any stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xi)             Contracts that (i) limit the freedom of the Company or the Company Subsidiary to solicit any Person or compete in any line of business or with any Person or in any area or that would so limit the freedom of the Company or the Company Subsidiary, or (ii) contain exclusivity obligations or restrictions binding on the Company or the Company Subsidiary;

(xii)           non-disclosure or confidentiality Contracts not entered into in the ordinary course;

(xiii)         stockholder agreements, voting trusts or other Contracts or understandings to which the Company or the Company Subsidiary is a party or to which the Company or the Company Subsidiary is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or the Company Subsidiary;

(xiv)         Contracts entered into other than in the ordinary course involving aggregate payments in excess of $100,000, to be made by or to the Company or the Company Subsidiary after the date hereof;

(xv)           license agreements, either as licensor or licensee, involving payments of $100,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar contract or commitment;

(xvi)         Contracts granting exclusive rights to, or providing for the sale of, all or any portion of any rights in or to the Company Intellectual Property;

(xvii)       Contracts or arrangements with any Person for such Person to develop or license any Intellectual Property or other asset expected to be used or currently used or useful in the business of the Company or the Company Subsidiary;

(xviii)     Contracts or arrangements providing for the payment of any commission based on sales other than to employees of the Company or the Company Subsidiary;

(xix)         Contracts for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or the Company Subsidiary that involves future payments of more than $100,000;

(xx)           Contracts providing for capital expenditures in excess of $100,000 in any one year;

(xxi)         Government Contracts;

(xxii)       Contracts that provide for any continuing representation or warranty or any indemnification obligation or under which the Company or the Company Subsidiary has any continuing material Liability or obligation that arose in connection with the purchase or disposition of any business or assets of the Company or the Company Subsidiary;

(xxiii)     power of attorneys or similar grants of agency by the Company or the Company Subsidiary; and

(xxiv)     Contracts made by the Company or the Company Subsidiary with any of the customers or suppliers set forth on Section 4.21 of the Disclosure Schedule;

(xxv)       any Contract that has incurred or currently projects losses or cost overruns;

(xxvi)     the SLIS Agreement;

(xxvii)   the FNB Letter Agreement;

(xxviii) any Contract (A) with any investment banker, legal counsel, auditor, expert, consultant or other Persons relating to services to be provided by such Person to the Company or the Company Subsidiary in connection with or in respect of this Agreement, the Tender and Support Agreement or the Transactions, and (B) with any employee or other Person providing for the payment of any bonus or other payment in connection with, or in respect of the entry by the Company into this Agreement or the consummation of the Transactions; and

(xxix)     any other Contracts not made in the ordinary course.

(b)               The Company has delivered to Parent true and complete copies of all Material Contracts. Except as set forth on Section 4.17(b) of the Disclosure Schedule, all Material Contracts are valid and in full force and effect and enforceable in accordance with their terms and neither the Company nor the Company Subsidiary, nor to the Knowledge of the Company has any other party, breached any provision of, or defaulted under the terms of any such Material Contract and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default or breach by the Company or the Company Subsidiary or, to the Knowledge of the Company, constitute a breach or default of any other party to such Material Contract, or would permit modification, acceleration, or termination of any such contract, or result in the creation of a Lien on any of the assets of the Company or the Shares. No party to any Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Company, threatened to terminate, cancel or not renew such Material Contract. Except as set forth on Section 4.17(b) of the Disclosure Schedule, there is no outstanding bid or tender or service proposal that, if accepted, would be required to be set forth on Section 4.17(a) of the Disclosure Schedule. None of the Government Contracts is currently subject to any bid protest by any Governmental Authority.

(c)                A true, correct and complete copy of the standard terms and conditions applicable to all sales, purchases, licenses, leases or other dispositions of services of the Company or the Company Subsidiary is set forth on Section 4.17(c) of the Disclosure Schedule (the “Standard Ts&Cs”). Except as specifically identified in Section 4.17(c) of the Disclosure Schedule, all purchase or sale orders issued to or entered into or accepted by the Company or the Company Subsidiary are and have been consistent in all material respects with the Standard Ts&Cs.

(d)               Section 4.17(d) of the Disclosure Schedule sets forth a true, correct and complete list of any Contract which would have otherwise had to have been listed on Section 4.17(a) of the Disclosure Schedule but was terminated, expired or cancelled during the 12 month period prior to the date hereof.

Section 4.18        Title to Property and Assets. Except with respect to matters related to real property (which are addressed in Section 4.19), and except as set forth in Section 4.18 of the Disclosure Schedule, the Company or the Company Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all personal properties, machinery, equipment and other tangible assets of its business (the “Tangible Property”) necessary for the conduct of the business as presently conducted and as presently proposed to be conducted by the Company and the Company Subsidiary taken as a whole. The Company or the Company Subsidiary owns all of the Tangible Property free and clear of all Liens, other than Permitted Liens. The Company’s and the Company Subsidiary’s assets, properties and rights, whether tangible or intangible and including the structures, improvements, equipment, other tangible assets and fixtures at or upon the Leased Real Property are in the possession or control of the Company or the Company Subsidiary, as appropriate, are in good operating condition, subject to normal wear and tear, have no material deferred maintenance obligation, have been maintained in compliance with all applicable warranties and in compliance with all industry best practices and are adequate and suitable for the purposes for which they are presently being used. The Companies and the Company Subsidiary are the only entities through which the business of the Company or the Company Subsidiary is conducted.

Section 4.19        Real Property.

(a)                Neither the Company nor the Company Subsidiary own any real property in fee.

(b)               Section 4.19(b) of the Disclosure Schedule contains a complete and correct list of the Leased Real Property, including with respect to such Leased Real Property the date of such lease or sublease and any amendments thereto and the street address of such Leased Real Property. Each of the Company and the Company Subsidiary, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens. All leases and subleases for the Leased Real Property are valid and in full force and effect in all material respects except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor the Company Subsidiary nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any lease or sublease for Leased Real Property. Neither the Company nor the Company Subsidiary has entered into with any other Person any sublease, license or other Contract that is material to the Company and the Company Subsidiary, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property.

(c)                The Leased Real Property constitutes all real property currently used in connection with the business of the Company and the Company Subsidiary and which is necessary for the continued operation of the business as the business is currently conducted and expected to be conducted. Except as would not materially affect the ability of the Company and the Company Subsidiary, taken as a whole, to operate their business as currently conducted or as expected to be conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Leased Real Property. Neither the Company nor the Company Subsidiary has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Leased Real Property.

Section 4.20        Interested Party Transactions. Except for the Company Convertible Notes, the Company Warrants and as set forth in Section 4.20 of the Disclosure Schedule, there are no Contracts, transactions, Company Indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or the Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.21        Customers and Suppliers. Section 4.21 of the Disclosure Schedule sets forth the 20 largest suppliers (in terms of dollars spent) of the Company and the Company Subsidiary and the 20 largest customers (in terms of dollars billed) of the Company and the Company Subsidiary during the calendar year 2012 and from January 1, 2013 to the date hereof, together with the dollar amount of goods purchased from each such supplier and the dollar amount billed to each customer during each such period (the “Major Business Partners”). Except as otherwise set forth in Section 4.21 of the Disclosure Schedule, the Company and the Company Subsidiary maintain good relations with the Major Business Partners, and no such party has canceled, terminated, modified or made any threat to cancel, terminate or otherwise modify its relationship with or to decrease its services or supplies or its direct or indirect purchase or usage of the products or services of the Company or the Company Subsidiary. No fact, circumstance, condition or situation exists which, after notice or lapse of time or both, would cause the benefits of any relationship with any of the Major Business Partners not to continue after the Closing in substantially the same manner as prior to the date of this Agreement. Except as set forth in Section 4.21 of the Disclosure Schedule, no rebates (volume or otherwise) discounts or benefits are due, accruing due or payable to any customer of the Company or the Company Subsidiary. During the three years preceding the date of this Agreement there has been no substantial change (apart from normal price changes) in (a) the manner in which the Company or the Company Subsidiary extends discounts, credits or warranties to customers or otherwise deals with customers, (b) the practices of the Company or the Company Subsidiary of ordering supplies or honoring warranties with respect to their business, (c) the customary payment or collection cycles for, or the terms and conditions of, any payables or receivables or other debt of their business, or (d) the basis or terms on which any Person has been prepared to enter into agreements or to do business with the Company or the Company Subsidiary, and no change of that kind is expected. Except as otherwise set forth in Section 4.21 of the Disclosure Schedule, no supplier of the Company nor the Company Subsidiary is a sole source supplier, nor during the last twelve months, has the Company been dependent upon any one supplier for more than 10% by value of its purchases.

Section 4.22        Insurance. Section 4.22 of the Disclosure Schedule sets forth a complete and correct list of all of the policies of insurance carried by the Company and the Company Subsidiary or under which the Company or the Company Subsidiary, or any director or officer of either the Company or the Company Subsidiary, is or has been at any time within the five years preceding the date of this Agreement covered and the applicable termination or renewal dates of such policies. The Company and the Company Subsidiary have delivered to Parent true, correct and complete copies of each such insurance policy that is or has been in effect during the two years preceding the date of this Agreement and a summary of the insurance plans for the three year period prior to that. All requirements to purchase insurance assumed under Contract or statutory requirements have been complied with in all material respects, including requirements to provide and/or retain evidence of such insurance. Each such policy is in full force and effect and no notice of termination or cancellation of any such policy has been received by the Company or the Company Subsidiary. There is no breach by the Company or the Company Subsidiary or, to the Knowledge of the Company, by any other party of any term or condition of any policy. All policy premiums due and payable prior to the Closing have been or will be (on or prior to the Closing Date) paid up to and through the Closing. No premium adjustments are pending under any of the policies, and none of the policies provide for retrospective premium adjustments, and the Company or the Company Subsidiary has given notice to the insurers of all known claims that may be insured under each policy that provides coverage to the Company or the Company Subsidiary or a director or officer of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary have and have never had any self-insurance arrangements. During the last two years, neither the Company nor the Company Subsidiary has been refused any insurance with respect to its assets or the business, nor has coverage been limited by any insurance carrier to which the Company or the Company Subsidiary have applied for insurance or with which the Company or the Company Subsidiary has carried insurance.

Section 4.23        Service Warranties. Section 4.23 of the Disclosure Schedule contains a correct and complete statement of all warranties, warranty policies, service agreements and maintenance agreements of the Company and the Company Subsidiary in effect as of the date of this Agreement that provide for warranty coverage. Neither the Company nor the Company Subsidiary manufactures, processes, assembles, distributes, ships or sells any products or goods. All services rendered in the conduct of the business of the Company or the Company Subsidiary have been in conformity with all applicable contractual commitments and all express or implied warranties. All warranties of the Company and the Company Subsidiary are in conformity with the labeling and other requirements of applicable Laws. There is no Action pending or, to the Knowledge of the Company, threatened against either the Company or the Company Subsidiary relating to any service provided by the Company or the Company Subsidiary alleged to have been provided in breach of any express or implied warranty. Except as set forth in Section 4.23 of the Disclosure Schedule, there exists no pending or, to the Knowledge of the Company, threatened warranty claims relating to the Company or the Company Subsidiary, except to the extent adequately reserved for on the face of the Company Financial Statements and there is no reasonable basis for any such claim.

Section 4.24        Government Contracts.

(a)                Section 4.24(a) of the Disclosure Schedule contains a true and complete list of each Government Contract that is in effect as of the date of this Agreement to which the Company or the Company Subsidiary is a party. Except as set forth in Section 4.24(a) of the Disclosure Schedule, the Company has not received any notice and has no reason to believe that there has been or will be any material change in the terms of such Contracts or would result in a loss upon completion of the Transactions.

(b)               Except as set forth on Section 4.24(b) of the Disclosure Schedule, with respect to the Government Contracts:

(i)                 Neither the Company nor the Company Subsidiary has been notified that any Government Bids or Government Contracts are currently the subject of bid or award protest proceedings;

(ii)               The Company and the Company Subsidiary have complied with the terms and conditions of each Government Contract to which it is a party or is subject to and the requirements contained in solicitations for any Government Bid. The Company and the Company Subsidiary have complied with the Laws applicable and pertaining to each Government Contract. All representations, warranties, and certifications made by the Company and the Company Subsidiary with respect to any Government Contract, including all invoices and claims arising therefrom, were proper and accurate in all material respects as of their effective date, and the Company and the Company Subsidiary have complied in all material respects with such representations, warranties, and certifications. Neither the Company nor the Company Subsidiary nor, to the Knowledge of the Company, any other party to any Government Contract is currently in violation, breach or default under any such contract or, with or without notice or lapse of time or both, would be in violation or breach of or default under any such contract;

(iii)             No Government Contract was entered into with the anticipation that such Contract would result in a loss upon completion or performance thereof, nor has anything come to the attention of the Company or the Company Subsidiary which would reasonably lead it to believe that there are any such Government Contracts currently expected to result in any loss. Neither the Company nor the Company Subsidiary has received any written or oral notification of cost, schedule, technical, or quality problems that could result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor, or a higher-tier subcontractor. There are no Government Contracts pursuant to which the Company expects to experience cost, schedule, technical, or quality problems that could result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor. No Government Contract has incurred or currently projects losses or cost overruns;

(iv)             Neither the Company nor the Company Subsidiary has received or been subject to, within the three years from the date of this Agreement, any termination for convenience, termination for default, cure notice, show cause notice, or other similar notice; no such action or notice is currently in effect, has been issued or remains unresolved and no event, condition, or omission that has occurred or exists that would constitute grounds for such an action;

(v)               There is no alleged conduct that may be required to be disclosed to any Government Authority in connection with the award, performance or closeout of any Government Contract or Government Bid. Neither the Company nor the Company Subsidiary has made any voluntary or mandatory disclosures with respect to any alleged irregularity, material misstatement or material omission arising under or relating to any Government Contract or Government Bid;

(vi)             There are: (A) no outstanding claims or requests for equitable adjustment against the Company or the Company Subsidiary by a Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract; (B) no monies due to the Company or the Company Subsidiary pertaining to any Government Contract that has been withheld or set off, and no attempt to withhold or set off any monies due under any Government Contract; and (C) no outstanding disputes between the Company or the Company Subsidiary, on the one hand, and the U.S. Government, on the other hand, under the Contract Disputes Act or any other statute or between the Company or the Company Subsidiary, on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party, on the other hand, arising under or relating to any such Government Contract. Neither the Company nor the Company Subsidiary has any pending or potential claim against a Governmental Authority or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Government Contract; and

(vii)           There are no open inquiries, investigations, disputes or controversies with respect to any Government Contract or any violations of any federal, state or local order, statute, rule, or regulation relating to Government Contracts, subcontracts, or export controls. No suspension, debarment, or exclusion proceeding actions with respect to Government Contracts have been commenced or threatened against the Company, the Company Subsidiary or any of their directors, officers, or employees. No circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, the Company Subsidiary or any of their directors, officers, or employees. Neither the Company, nor the Company Subsidiary nor any of their directors, officers or employees has been (A) debarred or suspended from participation in, or the award of, any Government Contract or, (B) is currently proposed for suspension or debarment. There has been no, and there is no basis for, a finding of fraud, defective pricing, mischarging, or improper payments on the part of the Company or the Company Subsidiary. Neither the Company nor the Company Subsidiary has been advised by any source, or advised verbally by an authorized governmental officer or point of contact of any prime contractor or higher tier subcontractor, that an audit, inspection, or investigation pertaining to any of its Government Contracts will take place or is under consideration.

(c)                Neither the Company nor the Company Subsidiary has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any amounts receivable, whether as a security interest or otherwise. No personal property, equipment or fixtures have been loaned, bailed or otherwise furnished to the Company or the Company Subsidiary by or on behalf of a Governmental Authority.

Section 4.25        Disclosure Documents.

(a)                Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions (the “Company Disclosure Documents”), including the Schedule 14D-9, the Proxy/Information Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)               (i) The Proxy/Information Statement, as supplemented or amended, if applicable, at the time such Proxy/Information Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time and (ii) any Company Disclosure Document (other than the Proxy/Information Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto with the SEC and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares or at any time at or prior to the Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

Section 4.26        Brokers. No Person other than The Benchmark Company LLC (the “Company Financial Advisor”), the fees of which will be paid by Merger Sub on behalf of the Company in accordance with Section 2.01(f), is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or the Company Subsidiary. Prior to the date of this Agreement, a true, correct and complete copy of such agreement with the Company Financial Advisor was delivered to Parent.

Section 4.27        Anti-Takeover Laws. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law, including Section 203 of the DGCL (any such Law, an “Anti-Takeover Law”) is applicable to the Company, the Company Subsidiary, the Shares, the Merger, the other Transactions or the Tender and Support Agreement and the transactions contemplated thereby. The Company does not, directly or indirectly, maintain in effect any stockholder rights plan, “poison pill” or similar agreement.

Section 4.28        Accounts Receivable. The accounts receivable of the Company and the Company Subsidiary reflected in the Company Financial Statements and the Most Recent Financial Statements and such additional accounts receivable as are reflected on the books and records of the Company and the Company Subsidiary (a) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims, (b) will be current and collectible in full in the ordinary course within 90 days after the date on which such receivable becomes due and payable, subject to the reserve for doubtful accounts set forth in the Most Recent Financial Statements or, in the case of such additional accounts receivable as are reflected on the books and records of the Company and the Company Subsidiary subsequent to the date of the Most Recent Balance Sheet, such reserves for doubtful accounts as are reflected on the books and records of the Company and the Company Subsidiary, which reserves have been established in accordance with GAAP in the ordinary course of business consistent with past practice, and (c) except as set forth in Section 4.28 of the Disclosure Schedule, have not been assigned or pledged to any Person, other than to secure Company Indebtedness or the Company Convertible Notes. Section 4.28 of the Disclosure Schedule sets forth all accounts receivable (including the account receivable debtor) that have been outstanding for more than 90 days.

Section 4.29        Bank Accounts; Powers of Attorney. Section 4.29 of the Disclosure Schedule sets forth (a) the name and address of each bank in which the Company or the Company Subsidiary has an account or safe deposit box, together with the account number and box number (as applicable) and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from the Company and the Company Subsidiary and a summary statement of the terms thereof.

Section 4.30        Full Disclosure. No representation or warranty or other statement made by the Company in this Agreement, the Disclosure Schedule to this Agreement, the certificates delivered pursuant to this Agreement or otherwise in connection with the Transactions contain any untrue statement of material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01        Organization. Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Merger Sub (a) is duly qualified or licensed to do business as a foreign entity and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has the requisite limited liability company or corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such limited liability company or corporate power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02        Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through its Subsidiaries.

Section 5.03        Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite action on behalf of each of Parent and Merger Sub and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04        No Conflict; Required Filings and Consents.

(a)                The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the certificate of formation or incorporation, bylaws or other organizational documents of either of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations, filings and other actions described in Section 5.04(b) below, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in a violation or breach or conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets may be bound or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)               No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of any of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i)  the filing with the SEC of (A) the Offer Documents and (B) such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL, and (iii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

Section 5.05        Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the 14f-1 Statement will, on the date such documents are first published, sent or given to holders of Shares, or at any time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading; and (ii) the Proxy/Information Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 5.06        Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub or any of their respective properties or assets, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any Order of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07        Ownership of Company Common Stock. Except by virtue of the terms of the Tender and Support Agreement, none of Parent, Merger Sub or Parent’s Affiliates (a) directly or indirectly owns, beneficially or otherwise, any of the outstanding Company Common Stock or (b) is an “interested stockholder” under Section 203(c)(5) of the DGCL.

Section 5.08        Availability of Funds. Parent has funds on hand and unused borrowing capacity under committed credit facilities in amounts sufficient to pay, or to cause Merger Sub or the Surviving Corporation to pay, all amounts payable by them pursuant to this Agreement.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.01        Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement (including as expressly provided in Section 6.02), as set forth in Section 6.01 of the Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause the Company Subsidiary to, conduct its business in the ordinary course of business and shall use its commercially reasonable efforts to (i) preserve intact in all material respects the assets, including manufacturing facilities, and business organization of the Company and the Company Subsidiary, (ii) preserve the current beneficial relationships of the Company and the Company Subsidiary with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or the Company Subsidiary has material business relations, (iii) retain the services of the present officers and key employees of the Company and the Company Subsidiary, (iv) comply in all material respects with all applicable Laws and the requirements of all Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiary, other than changes to such policies made in the ordinary course of business.

Section 6.02        Restrictions on the Conduct of Business by the Company. From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except (i) as required or otherwise expressly permitted or contemplated by this Agreement, (ii) as set forth in Section 6.02 of the Disclosure Schedule or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause the Company Subsidiary not to:

(a)                amend the Company Certificate or Company Bylaws or any other comparable organizational documents of the Company or the Company Subsidiary;

(b)               (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any Equity Interest of the Company or the Company Subsidiary (the “Company Securities”), provided that the Company may issue Shares solely upon the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement; (ii) adjust, split, combine, subdivide or reclassify any Company Securities; (iii) enter into any Contract with respect to the sale, voting, registration or repurchase of Shares or any other Company Securities; or (iv) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option or any similar or related Contract;

(c)                directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) the Equity Interest in, or properties or assets of, any Person or division or business of any Person;

(d)               sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any properties, rights or assets (including Company Securities), except (i) sales of inventory in the ordinary course of business, (ii) transfers among the Company and the Company Subsidiary and (iii) disposition of obsolete equipment in the ordinary course of business;

(e)                sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Lien), any Company Intellectual Property;

(f)                fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any material Company Intellectual Property in full force and effect or to diligently prosecute applications for registration of any material Company Intellectual Property;

(g)               declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Shares or any other Company Securities, other than dividends by the Company Subsidiary only to the Company in the ordinary course of business;

(h)               (i) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate, or increase any benefits under any Plan or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than as required pursuant to applicable Law or the terms of a Company Equity Plan (correct and complete copies of which have been made available to Parent), provided that in the case of this clause (i), the Company provides written notice to Parent of the Company’s intent to increase such compensation at least 10 Business Days prior to making such change and provides Parent the opportunity to review the proposed change and consult with the Company with respect to such proposed changes; (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or the Company Subsidiary; (iii) enter into, establish, amend or terminate any Plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of the Company or the Company Subsidiary; or (iv) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such Plans are made or the basis on which such contributions are determined;

(i)                 suffer any material casualty loss or damage to its assets or property (whether or not covered by insurance), or suffer any material change in the amount and scope of insurance coverage with respect to the Company or the Company Subsidiary;

(j)                 cause any director, officer, senior manager or key technical employee to resign or otherwise terminate employment;

(k)               announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the Company Subsidiary;

(l)                 offer employment to, hire or promote any person at or to a level, or who will have duties of, vice president, project manager or branch manager or higher;

(m)             communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior guidelines or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(n)               incur, create, assume or otherwise become liable for any Company Indebtedness;

(o)               make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(p)               write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(q)               release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions), except in the ordinary course of business, provided, that any such release, assignment, compromise, settlement or agreement does not (i) result in a Liability of the Company of $50,000 or more or (ii) otherwise restricts the business activities of the Company or the Company Subsidiary;

(r)                 (i) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), (iii) settle or compromise any liability with respect to Taxes or audit related to Taxes or surrender any claim for a refund of Taxes, (iv) file any amended Tax Return, (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes, or (vi) other than in the ordinary course of business, take any action that reduces or impedes the use or value of any Tax incentives, Tax credits, Tax losses, deferred Tax assets, or other favorable Tax benefit recorded or unrecorded in the Most Recent Balance Sheet or take any other action not described above that results in a Tax Liability not reserved for in the Most Recent Balance Sheet;

(s)                make or commit to any capital expenditures (i) that involves the purchase of real property or (ii) in excess of $100,000 in the aggregate;

(t)                 enter into any new, or agree to any extension of any, capital equipment lease or any Contract for the lease of assets (including real property) that is either (i) in excess of $100,000 annually or (ii) not terminable by the Company or the Company Subsidiary 12 months from the date of such Contract without payment of penalty or acceleration of payment obligations;

(u)               (i) enter into any Material Contract or terminate any Material Contract, (ii) modify, amend, waive any right under or renew any Material Contract, other than in the ordinary course of business, (iii) modify, amend, waive any right under the SLIS Agreement, the FNB Letter Agreement, any Contract relating to Company Indebtedness or any Contract set forth on Section 4.17(a)(xxviii) of the Disclosure Schedule, (iv) enter into or extend the term or scope of any Contract that purports to restrict the Company or the Company Subsidiary or any of the Company’s Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area or (v) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transaction;

(v)               enter into any development agreement regarding the creation of any Intellectual Property or products;

(w)             make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any Person other than the Company Subsidiary in the ordinary course of business;

(x)               enter into, amend or cancel any insurance policies other than in the ordinary course of business;

(y)               take any action that (i) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period or (ii) would be reasonably expected to increase the risk of any Governmental Authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Transaction;

(z)                merge or consolidate the Company or the Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary;

(aa)            instigate any Action on behalf of the Company or the Company Subsidiary, except in the ordinary course of business;

(bb)           make any changes in the management of the Company’s working capital; or

(cc)            authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 6.03        Preparation of Proxy/Information Statement; Stockholders Meetings.

(a)                If the Company Stockholder Approval is required by Law, then, in accordance with the DGCL, the Company Certificate, the Company Bylaws and the Exchange Act, the Company, in consultation with Parent, shall as promptly as practicable after the later of the Acceptance Time or the expiration of any Subsequent Offering Period, for the purpose of obtaining the Company Stockholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of stockholders of the Company (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date upon which the Proxy/Information Statement is cleared by the SEC (with the record date and meeting date to be set by the Company Board upon the recommendation of Parent, which record date shall be after the Acceptance Time and the expiration of any Subsequent Offering Period). Subject to Section 6.05(d), if requested by Parent, the Company Board shall recommend that the stockholders of the Company vote in favor of approval of the Merger and the adoption of the Plan of Merger. At the Company Stockholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the adoption of the Plan of Merger. The Company shall comply with the DGCL, the Company Certificate, the Company Bylaws and the Exchange Act in connection with the Company Stockholders Meeting, including preparing and delivering the Proxy/Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 6.03(b) below. Subject to Section 6.05(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of approval of the Merger and the adoption of the Plan of Merger, and secure any other approval of stockholders of the Company that is required by applicable Law to effect the Merger; provided that (i) the Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without Parent’s prior written consent and (ii) Parent may cause the Company to postpone or adjourn the Company Stockholders Meeting by prior written notice to the Company.

(b)               As promptly as reasonably practicable after the later of the Acceptance Time or the expiration of any Subsequent Offering Period, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy/Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. Subject to Section 6.05(d), the Proxy/Information Statement shall reflect the Company Board Recommendation and shall include a description of the other Board Actions. Parent shall cooperate with the Company in the preparation of the preliminary Proxy/Information Statement and the definitive Proxy/Information Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy/Information Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy/Information Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy/Information Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy/Information Statement or the definitive Proxy/Information Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy/Information Statement shall comply in all material respects with all applicable requirements of Law.

(c)                Notwithstanding Section 6.03(a) and (b), but without prejudice to the provisions of Section 2.04 (including, if the Top-Up Option has been exercised, the last sentence of Section 2.04(c)), in the event that Parent, Merger Sub or any other wholly-owned Subsidiary of Parent collectively shall acquire ownership of at least 90% of the Fully Diluted Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Time (or such other time as when Merger Sub shall have acquired at least 90% of the Fully Diluted Shares) without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

Section 6.04        Access to Information; Confidentiality.

(a)                Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause the Company Subsidiary and the Representatives of the Company and the Company Subsidiary to, afford Parent, Merger Sub, and Parent’s and Merger Sub’s third party financing sources with respect to any Acquisition Financing and their respective Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiary and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent, Merger Sub or Parent’s or Merger Sub’s third party financing sources, whether directly or through their Representatives, may reasonably request.

(b)               Any investigation conducted pursuant to the access contemplated by this Section 6.04 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiary or damage or destroy any property or assets of the Company or the Company Subsidiary. All information obtained by Parent, Merger Sub or their respective third party financing sources pursuant to this Section 6.04 shall be held confidential in accordance with the Mutual Non-Disclosure Agreement, entered into on or about August 22, 2012 (the “NDA”), between J.F. Lehman & Company, Inc., an Affiliate of Parent, and the Company; provided that nothing herein or in the NDA shall prevent Parent or Merger Sub or their respective third party financing sources from using all information obtained pursuant to this Section 6.04 as necessary and appropriate to consummate any Acquisition Financing. Parent shall inform the Company of the identity of any lead third party financing source that has been provided confidential information by Parent or Merger Sub in accordance with this Section 6.04.

(c)                After the date hereof, Parent and the Company shall cooperate to establish a mechanism acceptable to both parties by which Parent will be permitted, prior to the Effective Time or the Termination Date, as the case may be, and subject to applicable Law, to communicate directly with the Company employees regarding employee related matters.

Section 6.05        No Solicitation.

(a)                The Company shall, and shall cause the Company Subsidiary and its and their respective Representatives to, immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal and shall promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such parties by or on behalf of the Company or the Company Subsidiary or its or their respective Representatives. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, subject to Section 6.05(b), the Company shall not, and shall cause the Company Subsidiary and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Offer and the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b)               Notwithstanding anything to the contrary contained in Section 6.05(a), if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received from a third party that is not in violation of such third party’s contractual obligations to the Company a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (A) furnish confidential information with respect to the Company and the Company Subsidiary to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 24 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) will promptly (and in any event within 24 hours) provide to Parent any and all non-public information delivered to such Person which was not previously provided to Parent.

(c)                From and after the date of this Agreement and prior to the Effective Time, the Company shall promptly (and in any event within 24 hours) notify Parent, orally and in writing, in the event that the Company or the Company Subsidiary or its or their respective Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information in contemplation of an Acquisition Proposal relating to the Company or the Company Subsidiary or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall provide Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Acquisition Proposal, indication, inquiry or request (or, where such Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal in accordance with Section 6.05(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall not, and shall cause the Company Subsidiary and its and their respective Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or the Company Subsidiary to Parent, and neither the Company nor the Company Subsidiary is currently party to any Contract that prohibits the Company from providing the information relating to the Company or the Company Subsidiary described in this Section 6.05(c) to Parent. The Company (i) shall not, and shall cause the Company Subsidiary not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or the Company Subsidiary is or becomes a party and (ii) shall, and shall cause the Company Subsidiary to, use reasonable best efforts to enforce the provisions of any such agreement.

(d)               Notwithstanding anything in Section 6.05(a) to the contrary, if (i) the Company receives from a third party that is not in violation of such third party’s contractual obligations to the Company a written, bona fide Acquisition Proposal, (ii) a breach by the Company of this Section 6.05 has not contributed to the making of such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent, including pursuant to clause (3) below, the Company Board may at any time prior to the Acceptance Time, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (A) pays the Termination Fee and the Reimbursable Expenses to Parent in immediately available funds and (B) concurrently with such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (1) the Company shall not have breached this Section 6.05, (2) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) (the “Alternative Acquisition Agreement”), (3) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (4) following any negotiation described in the immediately preceding clause (3), such Acquisition Proposal (provided that the Company shall have complied with the provisions of the immediately following sentence) continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.05(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice.

(e)                The Company agrees that any violations of the restrictions set forth in this Section 6.05 by any of its or the Company Subsidiary’s Representatives shall be deemed to be a material breach of this Agreement (including this Section 6.05) by the Company.

(f)                Nothing contained in this Section 6.05 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.01(e)).

(g)               The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.01(g).

Section 6.06        Rule 14d-10(d). Prior to the scheduled expiration date of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee or special committee as required by Rule 14d-10(d)(2)(ii)) shall have taken all such steps as may be required to cause any Compensation Arrangements entered into by the Company or the Company Subsidiary to be approved or ratified (to the extent not previously so approved or ratified) as “employment compensation, severance or other employee benefit arrangement” by the Compensation Committee or special committee as required by Rule 14d-10(d)(2)(ii) comprised solely of “independent directors” (in accordance with the requirements of Rule 14(d)-10(d)(2) under the Exchange Act and the instructions thereto) of the Company in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule.

Section 6.07        Further Action; Efforts.

(a)                Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which the Company or the Company Subsidiary is a party as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions. Subject to the terms and conditions of this Agreement, prior to the Effective Time, each of the Company, Parent and Merger Sub shall, as promptly as practicable, use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the Transactions.

(b)               In connection with the efforts referenced in Section 6.07(a), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)                In furtherance and not in limitation of the covenants of the parties contained in Section 6.07(a) and Section 6.07(b), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d)               In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Parent shall be entitled to direct the antitrust defense of the Merger or any other Transactions, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law, subject to the provisions of Section 6.07(a), (b), (c) and (e).

(e)                Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.07 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01 and (ii) nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree to (and neither the Company nor the Company Subsidiary shall, without the prior written consent of Parent) (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) commence or defend any Action or claim in respect of any threatened Action, (D) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiary or (E) waive any of the conditions set forth in ARTICLE VII of this Agreement.

Section 6.08        Public Announcements. The parties hereto agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 6.09        Anti-Takeover Laws. If any Anti-Takeover Law is or may become applicable to any Transaction, (a) the parties shall use reasonable best efforts to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction.

Section 6.10        Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.11        Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or the Company Subsidiary that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the Offer Conditions would not be satisfied, and (e) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 6.12        Company SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

Section 6.13        Financing.

(a)                Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the any financing (the “Acquisition Financing”) that Parent and Merger Sub may raise in connection with the Transactions, is not a condition to the parties’ obligations to consummate any of the Transactions.

(b)               The Company shall provide, and shall cause the Company Subsidiary and its and their respective Representatives to provide, all commercially reasonable cooperation and assistance (including with respect to timeliness) requested by Parent or Merger Sub in connection with the arrangement of any Acquisition Financing at the Parent’s sole expense. Such cooperation by the Company and the Company Subsidiary and its and their respective Representatives shall include, without limitation, (i) participation in meetings, drafting sessions, rating agency presentations and due diligence sessions, (ii) furnishing Parent and its Representatives with information and financial statements requested by Parent, (iii) facilitating the execution and delivery at the Effective Time of definitive documents related to any Acquisition Financing, (iv) facilitating the pledging of collateral in connection with any Acquisition Financing, including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Effective Time), and (v) using reasonable best efforts to obtain customary payoff letters, redemption notices, releases of liens and instruments of termination or discharge. The Company and the Company Subsidiary hereby consent to the reasonable use of its and their logos in connection with any Acquisition Financing, provided that such logos are used in a manner that is not intended to harm or disparage the Company or the Company Subsidiary or their marks. Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with any Acquisition Financing that would become effective prior to the Effective Time. Each party hereto shall, to the extent it is aware of any applicable developments, promptly update any information provided by it for use in any offering document to be used in connection with any such debt financing to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

Section 6.14        Directors’ and Officers’ Indemnification Insurance. Prior to the Effective Time, the Company shall purchase, for an aggregate premium amount not to exceed $140,000.00, a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each officer or director of the Company or the Company Subsidiary with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered to Parent) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that, if the premium of such insurance coverage exceeds $140,000.00, the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding $140,000.00. The officers and directors of the Company or the Company Subsidiary may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

ARTICLE VII
CONDITIONS TO THE MERGER

Section 7.01        Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a)                Stockholder Approval. If required by Law, the Company Stockholder Approval shall have been obtained.

(b)               No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or Order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

(c)                Completion of the Offer. Parent or Merger Sub shall have accepted for payment Shares pursuant to the Offer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01        Termination. This Agreement may be terminated and (i) the Offer may be abandoned at any time prior to the Acceptance Time and (ii) the Merger may be abandoned at any time prior to the Effective Time whether before or after receipt of the Company Stockholder Approval (if so required to be obtained), provided that, following the Acceptance Time, a majority vote of the Continuing Directors shall be necessary for termination by the Company, as follows (the date of any such termination, the “Termination Date”):

(a)                by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company, if the Acceptance Time shall not have occurred on or before August 19, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement caused the failure of the Acceptance Time to occur on or before such date;

(c)                by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

(d)               by Parent, if, prior to the Acceptance Time, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy (A) would give rise to a failure of the Offer Conditions set forth in paragraph (d) or (e) of Annex A and (B) is incapable of being cured or has not been cured 10 Business Days after the Company receives notice of such breach or inaccuracy from Parent; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e)                by Parent, if, prior to the Acceptance Time, (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within five days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within four days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05;

(f)                by the Company, if, prior to the Acceptance Time, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer or the Merger in accordance with the terms hereof and (ii) is incapable of being cured or has not been cured 10 Business Days after Parent receives notice of such breach or inaccuracy from the Company; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(g)               by the Company prior to the Acceptance Time in accordance with Section 6.05(d).

Section 8.02        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions this Section 8.02, Section 8.03, ARTICLE IX and the last sentence of Section 6.04(b) shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination.

Section 8.03        Termination Fees and Expenses.

(a)                Except as otherwise set forth in this Section 8.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)               In the event this Agreement shall be terminated:

(i)                 by (A) the Company pursuant to Section 8.01(g) or (B) Parent pursuant to Section 8.01(e), the Company shall pay to Parent the Termination Fee and the Reimbursable Expenses. For purposes of this Agreement, “Reimbursable Expenses” means the cash amount necessary to fully reimburse Parent, Merger Sub and their respective Affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of this Agreement) prior to the termination of this Agreement by any of them or on their behalf in connection with the Offer, the preparation of this Agreement and the Tender and Support Agreements, their due diligence investigation of the Company and the transactions contemplated by this Agreement, including all fees and expenses of counsel and financing sources (and their respective counsel and Representatives), accountants, experts, consultants and Representatives to Parent, Merger Sub or any of their Affiliates in connection with the Offer, the preparation of this Agreement or the Tender and Support Agreement, their due diligence investigation of the Company and the transactions contemplated by this Agreement, but in no event shall Reimbursable Expenses exceed more than $750,000 in the aggregate; or

(ii)               (A) by Parent pursuant to Section 8.01(d), (B) at or prior to the date of termination, an Acquisition Proposal shall have been made known to the Company or shall have been made directly to the stockholders of the Company generally or any Person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within 12 months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee and Reimbursable Expenses upon the earlier to occur of the Company’s entering into of Alternative Acquisition Agreement or the consummation of such Acquisition Proposal. For purposes of this Section 8.03(b)(ii), “Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “15%” and “85%” shall be replaced by “50%.”

(c)                The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Agreement and the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Except with respect to Section 8.01(g), in which case the Termination Fee and Reimbursable Expenses shall be paid by the Company in accordance with Section 6.05(d), the Termination Fee and the Reimbursable Expenses shall be paid by the Company as directed by Parent in writing in immediately available funds promptly following (and in any event within two Business Days after) the date of the event giving rise to the obligation to make such payment. In the event that the Company shall fail to pay the Termination Fee and the Reimbursable Expenses as required pursuant to this Section 8.03 when due, such Termination Fee and the Reimbursable Expenses shall accrue interest for the period commencing on the date such Termination Fee and the Reimbursable Expenses became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points. In addition, if the Company shall fail to pay such Termination Fee and the Reimbursable Expenses when due, the Company shall also pay to Parent all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such Termination Fee and the Reimbursable Expenses.

Section 8.04        Amendment. Subject to Section 2.03(c), this Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time (provided that with respect to any such amendment following the Acceptance Time, approval of the Continuing Directors shall be required); provided, however, that, after Company Stockholder Approval has been obtained, no amendment which under applicable Law requires further approval by such stockholders may be made without such further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, without the prior written consent of each of Parent’s or Merger Sub’s third party financing sources participating in any Acquisition Financing, neither Parent nor Merger Sub shall consent to any amendment, modification or waiver (including any defined term used therein) of the provisions of Section 6.04(a), Section 6.04(b), this Section 8.04, Section 9.05, Section 9.06, Section 9.07 and Section 9.08 to the extent such amendment, modification or waiver would adversely affect any of Parent’s or Merger Sub’s third party financing sources participating in any Acquisition Financing.

Section 8.05        Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub). The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01        Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 9.02        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

NRC US Holding Company, LLC
3500 Sunrise Highway, Suite 103

Great River, NY 11739

Attention: Salvatore Sacco, CFO
Facsimile: 1-631-224-9096
Email: ssacco@nrcc.com

with copies to:

J.F. Lehman & Company

450 Park Avenue

New York, NY 10022

Attention: Glenn M. Shor and David L. Rattner

Facsimile: (212) 634-0100

Email: gms@jflpartners.com and dlr@jflpartners.com

and

Jones Day

21 Tudor Street

London EC4Y 0DJ

Attention: Giles Elliott and Vica Irani

Facsimile: +44 (0) 20 7039 5999

Email: gpelliott@jonesday.com and virani@jonesday.com

and

Jones Day
2727 North Harwood
Dallas, Texas 75201
Attention: Mark E. Betzen
Facsimile: (214) 969-5100
Email: mbetzen@jonesday.com

if to the Company:

OP-TECH Environmental Services, Inc.

1 Adler Drive

E. Syracuse, NY 13057

Attention: Charles Morgan, CEO

Facsimile: (315) 437-6973

Email: morganc@op-tech.com

with a copy to:

Morrison Cohen LLP

909 Third Avenue, 27th Floor

New York, NY 10022

Attention: Stephen I. Budow

Facsimile: (212) 735-8708

Email: sbudow@morrisoncohen.com

Section 9.03        Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 9.04        Entire Agreement; Assignment. This Agreement, together with the NDA and the Disclosure Schedule and all exhibits and annexes hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement, without consent, to (a) any of its Subsidiaries or Affiliates, (b) any lender of Parent or its Affiliates; provided, further, that no such assignment or transfer shall relieve Merger Sub or Parent of its obligations or agreements hereunder.

Section 9.05        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, without any requirement to post bond, in addition to any other remedy at law or equity. Notwithstanding anything herein to the contrary, neither the Company nor its Representatives shall have any rights or claims against any Parent or Merger Sub financing source in connection with the Transactions, including any Acquisition Financing, whether at law or equity, in contract, in tort or otherwise.

Section 9.06        Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 6.06 (which are intended to be for the benefit of the Persons covered thereby or the Persons entitled to payment thereunder and may be enforced by such Persons). Notwithstanding the foregoing, any of Parent’s and Merger Sub’s lead third party financing sources relating to any Acquisition Financing are intended third party beneficiaries under Section 6.04(a), Section 6.04(b), Section 8.04, Section 9.05, Section 9.07 and Section 9.08.

Section 9.07        Governing Law; Forum.

(a)                All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)               All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). The parties hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 9.02 or such other manner as may be permitted by Law shall be valid and sufficient service of process.

(c)                Notwithstanding anything herein to the contrary, the Company agrees (i) that any Action involving a Parent or Merger Sub financing source in connection with the Transactions, including Actions involving any Acquisition Financing, shall be brought exclusively in any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York and each of the Company and the Representatives of the Company submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.02 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (v) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such Action to the same extent such rights are waived pursuant to Section 9.08.

Section 9.08        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

Section 9.09        Counterparts. This Agreement may be executed and delivered (including by facsimile, “.pdf” or other form of electronic transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Once signed, this Agreement may be delivered by facsimile or “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy, facsimile or “.pdf”) is considered an original.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NRC US HOLDING COMPANY, LLC

By: /s/ Steven Candito

Name: Steven Candito

Title: President, CEO and Treasurer

NRC MERGER SUB, INC.

By: /s/ C. Alexander Harman

Name: C. Alexander Harman

Title: President

OP-TECH ENVIRONMENTAL SERVICES, INC.

By: /s/ Charles Morgan

Name: Charles Morgan

Title: Chief Executive Officer

Annex A

Conditions of the Offer

Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex A is a part.

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (a) through (i) shall have occurred and be continuing:

(a) immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by Parent or any wholly-owned direct or indirect Subsidiary of Parent, constitutes less than 90% of the Fully Diluted Shares outstanding immediately prior to the Acceptance Time (the “Minimum Tender Condition”);

(b) there shall be instituted or pending any Action by any Person that seeks, directly or indirectly, to (i) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Agreement, (ii) impose material damages, costs or expenses on the Company or the Parent or their Affiliates as a result of the Transactions, (iii) restrain, prohibit or limit Parent’s, the Company’s or any of their respective Affiliates’ ownership or operation of all or any material portion of the business or assets of Parent, the Company or any such Affiliate, or to compel Parent, the Company or any of their respective Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Parent, the Company or any such Affiliate, or (iv) impose limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s stockholders;

(c) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (preliminary or permanent) or Law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (b) of this Annex A;

(d) any of the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.02(a), Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.06(a), Section 4.09(a), Section 4.25, Section 4.26 and Section 4.27) shall not be true and correct as of the date of this Agreement and at and as of the Acceptance Time (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or any of the representations and warranties of the Company contained in Section 2.02(a), Section 4.01, Section 4.02(a), Section 4.03, Section 4.04, Section 4.05, Section 4.06(a), Section 4.09(a), Section 4.25, Section 4.26 and Section 4.27 shall not be true and correct as of the date of this Agreement and at and as of the Acceptance Time (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), in all material respects;

(e) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(f) there shall have occurred a declaration of a banking moratorium by federal authorities or any suspension of payments in respect of banks in the United States;

(g) Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that none of the events or circumstances set forth in clauses (d) and (e) of this Annex A shall have occurred and be continuing immediately prior to the Acceptance Time;

(h) Parent and Merger Sub shall not have received a copy from the Company of fully executed and validly existing "payoff" letters or similar documents from each Person to whom any Company Indebtedness is owed, which "payoff" letters or documents (i) set forth the amount required to be paid to such Person to discharge all Company Indebtedness owned to such Person and (ii) provide that upon payment of the amount referenced in subclause (i), (A) all Company Indebtedness will have been repaid and neither the Company, the Company Subsidiary, Parent or Merger Sub will have any outstanding obligations with respect to such Company Indebtedness, (B) any and all Liens of such Person against the Company or Company Subsidiary will be released and (C) in the case of any account receivable factoring facility, all outstanding accounts receivable factored thereunder, and all rights with respect thereto, shall be reconveyed to the Company or Company Subsidiary (as applicable); or

(i) the Agreement shall have been validly terminated in accordance with ARTICLE VIII of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 2.01(b) of the Agreement, may only be waived with the Company’s consent). Notwithstanding anything in this Annex A or the Agreement to the contrary, without the prior written consent of the Company, Merger Sub shall not accept for payment or pay for any Shares in the Offer if, as a result, Merger Sub would acquire less than the number of Shares necessary to satisfy the Minimum Tender Condition (as defined in this Annex A except that for purposes of this provision the reference in such definition to “90%” shall be deemed to be a reference to “a majority”).

Exhibit A

Form of Tender and Support Agreement

See Attached